MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BRAGG USA, INC.,

WILD STREAK LLC,

DOUGLAS FALLON,

ROXANE FALLON,

KEITH RUCKER,

and

WILD STREAK HOLDCO, INC.

Dated as of June 2, 2021

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of June 2, 2021 (the “Effective Date”), is entered into by and among Douglas Fallon, an individual (“DF”), Roxane Fallon, an individual (“RF”), Keith Rucker, an individual (“KR”), Wild Streak LLC dba Wild Streak Gaming, a limited liability company formed under the laws of Nevada (the “Company”), Wild Streak Holdco, Inc., a corporation incorporated under the laws of Delaware (“Seller”), and Bragg USA, Inc., a corporation incorporated under the laws of Delaware (“Buyer”).

RECITALS

WHEREAS, prior to the Reorganization, the Seller Principals collectively owned beneficially and of record all of the issued and outstanding membership interests in the Company (the “Membership Interests”) and the Company was an “S Corporation” for U.S. federal income tax purposes within the meaning of Sections 1361 and 1362 of the Code;

WHEREAS, prior to the date hereof and in anticipation of the Closing, the Seller Principals caused a reorganization to be consummated through the following transactions, effected in the following order (collectively, the “Reorganization”): (i) Seller was incorporated by the Seller Principals; (ii) the Seller Principals contributed all of the Membership Interests to Seller in exchange for shares of capital stock of Seller, resulting in the Company becoming a wholly-owned subsidiary of Seller; and (iii) Seller timely filed IRS Form 8869 for the Company, resulting in the Company becoming a Qualified Subchapter S Subsidiary within the meaning of Section 1361(b)(3)(B) of the Code effective as of the date and time of the equity exchange described in clause (ii) (such date and time, the “Reorganization Effective Time”) for U.S. federal income tax purposes, which transactions together are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and Revenue Ruling 2008-18, 2008-1 C.B. 674 (Mar. 7, 2008);

WHEREAS, upon consummation of the Reorganization, (i) the Seller Principals became the owners of all of the issued and outstanding capital stock of Seller, and (ii) Seller became the sole owner of all of the Membership Interests, which represent all of the equity interests in the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I: “Acquisition Proposal” has the meaning set forth in Section 6.03.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble. “Allocation Schedule” has the meaning set forth in Section 7.06.

“Ancillary Documents” means the Assignment, the DF Employment Agreement, the RF Employment Agreement and the KR Employment Agreement.

“Applicable Rate” means five percent (5%) per annum. “Assignment” has the meaning set forth in Section 2.07(b)(i). “Balance Sheet” has the meaning set forth in Section 3.05(b). “Balance Sheet Date” has the meaning set forth in Section 3.05(b). “Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 3.17(a). “Brownstein” has the meaning set forth in Section 11.14.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Nevada are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Group” has the meaning set forth in Section 11.14. “Buyer Indemnitees” has the meaning set forth in Section 9.02. “Buyer Shares” means shares of common stock of Bragg.

“Bragg” means Bragg Gaming Group, Inc., a corporation incorporated under the laws of Canada. “Cap” has the meaning set forth in Section 9.04(b).

“CAD” means the lawful currency of Canada.

“CARES Act” has the meaning set forth in Section 3.05(c). “Cash Consideration” has the meaning set forth in Section 2.03.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control” means (a) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities

Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of a Person having the right to vote for the election of members of such Person’s board of directors, (b) any reorganization, merger or consolidation of a Person with or into a Person that is not an Affiliate of such Person, other than a transaction or series of related transactions in which the holders of the voting securities of such Person outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of such Person or such other surviving or resulting entity or (c) a sale, lease or other disposition of all or substantially all of the assets of a Person to non-Affiliated third party.

“Claim” means any claim, action, cause of action, demand, lawsuit, dispute, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Claim Notice” has the meaning set forth in Section 9.05(a). “Closing” has the meaning set forth in Section 2.06.

“Closing Calculation Statements” has the meaning set forth in Section 6.15(a). “Closing Date Consideration” has the meaning set forth in Section 2.02. “Closing Date” has the meaning set forth in Section 2.06.

“Closing Indebtedness Statement” means a certificate executed by the Seller Representative certifying on behalf of the Company: (a) an itemized list of all outstanding Indebtedness as of immediately prior to the Closing (including any Indebtedness that comes due at (or as a result of) the Closing), (b) the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness, (c) wire instructions for payment of such amounts to such Person, and, if reasonably requested by Buyer, (d) a customary payoff letter from such Person.

“Closing Transaction Expenses Statement” means a certificate executed by the Seller Representative certifying the amount of Transaction Expenses remaining unpaid as of immediately prior to the Closing (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed, wire instructions for payment of such amounts to the applicable parties and copies of invoices supporting each such expense).

“COBRA” has the meaning set forth in Section 3.17(h). “Code” means the Internal Revenue Code of 1986, as amended. “Company” has the meaning set forth in the preamble.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Organizational Documents” has the meaning set forth in Section 3.01(b).

“Confidential Information” has the meaning set forth in Section 6.05.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 6, 2021, between Buyer and the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (i) in the case of Software, be made available to any third-party recipient in a form other than binary form (e.g., in source code form), (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (iv) be made available to any third-party recipient at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Deferred Consideration” has the meaning set forth in Section 2.02. “DF” has the meaning set forth in the preamble.

“DF Employment Agreement” means an employment agreement between the Company and DF dated as of the Closing Date, in the form attached hereto as Exhibit A-1, as may be amended.

“Direct Claim” has the meaning set forth in Section 9.05(a).

“Disclosure Memorandum” means the Disclosure Memorandum delivered by Seller Representative on behalf of the Seller Parties concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 7.03(c). “Dollars” means the lawful currency of the United States. “Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Claim, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials;

or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, Release, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42

U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, approval, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.10, 3.18, 3.19, 3.20, 3.21, 4.01, 4.02, 4.05, 5.01 and 5.06 of this Agreement

“GAAP” means United States generally accepted accounting principles in effect from time to time. “Gaming Approvals” means all licenses, Permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the business, operations, management, development, ownership or assets of the Company.

“Gaming Authorities” means those applicable federal, state, provincial, local and other governmental, regulatory and administrative authority, agency, board and officials responsible for, or involved in, the regulation of gaming or gaming activities in any jurisdiction, and all other state and local regulatory and licensing bodies with authority over gaming in any such jurisdiction.

“Gaming Laws” means those Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction.

“Government Contracts” has the meaning set forth in Section 3.08(a)(xi). “Government Permits” has the meaning set forth in Section 3.15(b).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including Gaming Authorities, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Increased Tax Obligation” has the meaning provided in Section 7.03(a). “Increased Tax Obligation Statement” has the meaning provided in Section 7.03(b).

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnifiable Loss” has the meaning set forth in Section 9.06(a). “Indemnification Claim” means any Claim for indemnification under ARTICLE IX. “Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05. “Independent Accountant” has the meaning set forth in Section 7.03(c).

“Installment Amount” means, (a) as used in Section 2.04(a), Ten Million Dollars ($10,000,000);

  as used in Section 2.04(b), Five Million Dollars ($5,000,000); and (c) as used in Section 2.04(c), Five Million Dollars ($5,000,000).

  “Insurance Policies” has the meaning set forth in Section 3.13.

  “Intellectual Property” means any and all rights in or arising out of any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non- provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority- issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, any related “look and feel” and other documentation thereof, whether or not Copyrights or Trade Secrets (“Software”); and (i) all other intellectual or industrial property and proprietary rights.

  “Interim Balance Sheet” has the meaning set forth in Section 3.05(a). “Interim Balance Sheet Date” has the meaning set forth in Section 3.05(a). “Interim Financial Statements” has the meaning set forth in Section 3.05(a).

  “Issuance Date” means the date that Buyer Shares are required to be delivered to Seller and KR pursuant to Section 2.04 (i.e., each of the first three anniversaries of the Closing Date or the date prior to the third anniversary of the Closing Date on which a Change of Control of Bragg is consummated).

  “Knowledge of the Seller Parties” or any other similar knowledge qualification, means that any Seller Principal or KR, (a) is actually aware of such fact or matter, or (b) should reasonably be expected to have acquired knowledge of such fact or matter, after reasonable inquiry.

  “KR” has the meaning set forth in the preamble.

  “KR Cash Consideration” has the meaning provided in Section 2.03.

  “KR Employment Agreement” means an employment agreement between the Company and KR dated as of the Closing Date, in the form attached hereto as Exhibit A-3, as may be amended.

  “KR Transaction Bonus Letter” means that certain Letter Agreement, dated as of December 20, 2018, by and between the Company and Keith Rucker.

  “Law” means any, statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, guidance, or other requirement or rule of law of any Governmental Authority, including Gaming Laws.

  “Leases” has the meaning set forth in Section 3.09(b). “Liabilities” has the meaning set forth in Section 3.06.

  “Licensed Intellectual Property” means all Intellectual Property with respect to which the Company holds any licenses, rights or interests granted by other Persons.

  “Losses” means losses, damages, liabilities, deficiencies, Claims, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that Losses shall exclude punitive damages except to the extent payable as a result of a Third Party Claim.

  “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Seller Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly attributable to: (i) industry-wide conditions or general economic or political conditions affecting the industry in which the business of the Company is carried on, (ii) any changes in political, economic, financial or securities markets generally, (iii) natural disaster, acts of war, armed hostilities or terrorism, or the escalation or worsening thereof, (iv) any changes in Law or accounting rules, (v) any change arising in connection with global health conditions (including the presence or spread of the virus SARS-CoV-2 or the disease COVID-19 caused by such virus (as each of the virus and disease have been identified by the World Health Organization or any future strains or variations or mutations thereof)) or any shelter in place or stay at home order issued by any Governmental Authority in response thereto or the cessation or reduction of commerce or closing of businesses (including limitation placed on residential showings) in response thereto; (vi) the taking of any action by Seller Principal, Seller or the Company with the prior written consent of Buyer; or (vii) the taking of any action required or expressly contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) shall not be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence or change has a disproportionate effect on the Company compared to other participants in the industries in which it operates.

  “Material Contracts” has the meaning set forth in Section 3.08(a).

  “Membership Interest Purchase Rights” means rights of first refusal or offer, preemptive rights, equity participation units, options, warrants, conversion rights, convertible notes, simple agreements for future equity (SAFEs) and other rights, understandings, agreements or promises, either direct or indirect, for the purchase, acquisition or transfer from the Company, or any other Person of any Membership Interests of the Company, or any securities or instruments directly or indirectly convertible into or exercisable or exchangeable for Membership Interests of the Company.

  “Membership Interests” has the meaning set forth in the recitals. “Multiemployer Plan” has the meaning set forth in Section 3.17(c).

  “Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source

  Initiative, or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

  “Open Source Materials” means any Software or content subject to an Open Source License. “Permits” means all licenses, permits, franchises, approvals, authorizations, registrations,

  certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

  “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

  “Personal Property” has the meaning set forth in Section 3.09(d). “PPP Escrow Amount” means an amount equal to $98,312.48.

  “PPP Loans” means the (a) U.S. Small Business Administration Paycheck Protection Program Promissory Note, dated April 15, 2020 by and between the Company and Cross River Bank (the “First PPP Loan”); and (b) U.S. Small Business Administration Paycheck Protection Program Promissory Note, dated January 20, 2021 by and between the Company and Cross River Bank (the “Second PPP Loan”).

  “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

  “Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

  “Prior Company Inventions” has the meaning set forth in Section 6.13.

  “Pro Rata Share” means, with respect to Seller and KR, the percentage set forth with respect to such Person on Schedule 1 to the Disclosure Memorandum.

  “Purchase Price” has the meaning set forth in Section 2.02. “Qualified Benefit Plan” has the meaning set forth in Section 3.17(c). “Real Property” has the meaning provided in Section 3.09(b).

  “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

  “Reorganization” has the meaning set forth in the recitals. “Reorganization Effective Time” has the meaning set forth in the recitals.

  “Representative” means, with respect to any Person, any and all directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

  “Resolution Period” has the meaning set forth in Section 7.03(b).

  “Represented Group” has the meaning set forth in Section 11.14.

  “Restricted Business” means, with respect to a Restricted Party, (a) any business activity conducted by the Company in the twenty-four (24) month period prior to the Closing Date or at any time following the Closing Date during the period of DF’s employment with the Company, Bragg or Buyer (or any of their Affiliates); or (b) any business activity that such Restricted Party knows or reasonably should know, Bragg or its Affiliates are engaged in. Without limiting the generality of the foregoing, the Restricted Business includes any business involving, or relating to, sports betting, i-gaming or any other activity involving accepting, recording and/or registering bets online.

  “Restricted Party” means each of Seller, DF, RF and KR.

  “Restricted Period” means the period commencing on the Effective Date and continuing until the later of (a) three years following the Closing Date, or (b) (i) with respect to DF, RF and Seller, twelve (12) months following termination of DF’s employment with the Company, Bragg or the Buyer or any of their respective Affiliates, or (ii) with respect to KR, twelve (12) months following termination of KR’s employment with the Company, Bragg or the Buyer or any of their respective Affiliates.

  “Review Period” has the meaning set forth in Section 7.03(b). “RF” has the meaning set forth in the preamble.

  “RF Employment Agreement” means an employment agreement between the Company and RF dated as of the Closing Date, in the form attached hereto as Exhibit A-2, as may be amended.

  “Schedule Supplement” has the meaning set forth in Section 6.16. “Seller Indemnitees” has the meaning set forth in Section 9.03. “Seller Indemnitors” has the meaning set forth in Section 9.02.

  “Seller Organizational Documents” has the meaning set forth in Section 4.01(b). “Seller Parties” means the Company, the Seller, the Seller Principals and KR. “Seller Principals” means DF and RF.

  “Seller Representative” has the meaning set forth in Section 2.09(a). “Seller” has the meaning set forth in the preamble.

  “Service Level Agreement” has the meaning set forth in Section 3.10(n).

  “Share Consideration” means the Buyer Shares required to be delivered pursuant to Sections Section 2.04.

  “Single Employer Plan” has the meaning set forth in Section 3.17(d). “Statement of Objections” has the meaning set forth in Section 7.03(b).

  “Stock Price” means the ten-day (10-day) weighted trading price of the Buyer Shares on the Toronto Stock Exchange over the ten (10) business-day period immediately preceding the Effective Date;

  provided, however that, if at any time during the period between the Effective Date and any Issuance Date, any change in the outstanding shares of capital stock of Bragg shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, the Stock Price for such Issuance Date (and all subsequent Issuance Dates, if any) shall be proportionately adjusted by Buyer (in its reasonable discretion) to reflect such change.

  “Tax Claim” has the meaning set forth in Section 7.04.

  “Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

  “Term Sheet” means the Confidential Non-Binding Term Sheet, dated April 10, 2021, between Buyer and the Company.

  “Territory” means anywhere in the world.

  “Third Party Claim” has the meaning set forth in Section 9.05(a).

  “Transaction Expenses” means, without duplication, all fees and expenses incurred by the Company, Seller Principals, Seller or Seller Representative in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

  “Union” has the meaning set forth in Section 3.18(c).

  “Wild Streak Intellectual Property” means all Intellectual Property that is owned by the Company.

  “Wild Streak IP Agreements” means all licenses, sublicenses, software as a service agreements, platform access agreements, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound

  “Wild Streak IP Registrations” means all Wild Streak Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

  “Year End Financial Statements” has the meaning set forth in Section 3.05(a).

  ARTICLE II PURCHASE AND SALE

  Section 2.01 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, all of Seller’s right, title and interest in and to the Membership Interests, and Buyer shall purchase the Membership Interests, free and clear of any Encumbrances.

  Section 2.02 Purchase Price. Subject to the terms and conditions set forth herein, the aggregate purchase price to be paid by Buyer for the Membership Interests shall be Thirty Million Dollars ($30,000,000), subject to adjustment pursuant to Section 2.03, Section 7.03 and Section 9.06 hereof (the “Purchase Price”), of which (a) Ten Million Dollars ($10,000,000) shall be paid on the Closing Date in the manner described in Section 2.03 hereof, subject to adjustment as described therein (the “Closing Date Consideration”), and (b) Twenty Million Dollars ($20,000,000) shall be paid in installments over the three year period following the Closing Date in the manner described in Section 2.04 hereof, subject to adjustment as described therein (the “Deferred Consideration”).

  Section 2.03 Closing Date Consideration. Subject to the terms and conditions set forth herein, the Closing Date Consideration shall be paid as set forth in this Section 2.03. On the Closing Date, Buyer shall pay to Seller and KR, in accordance with their Pro Rata Share, an amount in cash (the “Cash Consideration”) equal to (a) Ten Million Dollars ($10,000,000), minus (b) the amount of outstanding Indebtedness of the Company as of immediately before the Closing as set forth on the Closing Indebtedness Statement; and minus (c) the amount of unpaid Transaction Expenses as of the Closing Date as specified on the Closing Transaction Expenses Statement; provided, however, the Cash Consideration payable to KR under this Section 2.03 (the “KR Cash Consideration”) shall be paid in accordance with Section 6.17.

  Section 2.04 Deferred Consideration. Subject to the terms and conditions set forth herein (including Section 2.10), the Deferred Consideration shall be paid as follows:

    On the first anniversary of the Closing Date, Buyer shall deliver to the Seller and KR, in accordance with their Pro Rata Share, such number of Buyer Shares as is equal to the quotient of (i) the Installment Amount, divided by (ii) the Stock Price, which Buyer Shares shall be subject to reduction pursuant to Section 9.06(b).

    On the second anniversary of the Closing Date, Buyer shall deliver to the Seller and KR, in accordance with their Pro Rata Share, such number of Buyer Shares as is equal to the quotient of (i) the Installment Amount, divided by (ii) the Stock Price, which Buyer Shares shall be subject to reduction pursuant to Section 9.06(b).

    On the third anniversary of the Closing Date, Buyer shall deliver to the Seller and KR, in accordance with their Pro Rata Share, such number of Buyer Shares as is equal to the quotient of (i) the Installment Amount, divided by (ii) the Stock Price, which Buyer Shares shall be subject to reduction pursuant to Section 9.06(b).

The Deferred Consideration payable to KR under this Section 2.04 shall be paid in accordance with Section

    In the event of a Change of Control of Bragg occurring prior to the third anniversary of the Closing Date, all Deferred Consideration payable on or after the date of the Change of Control shall immediately vest and, subject to Sections 6.17 and 9.06(b), shall become deliverable to the Seller and KR, in accordance with their Pro Rata Share, immediately prior to such Change of Control event.

    Section 2.05 PPP Escrow. The parties acknowledge and agree that the Sellers shall be solely responsible for payment of the PPP Loans and all obligations arising with respect thereto and shall indemnify and hold Buyer harmless with respect to the PPP Loans and such obligations after Closing. At Closing, the Company shall execute that certain Escrow Agreement with Cross River Bank, dated as of the date hereof, pursuant to which, among other things, Cross River Bank shall establish an escrow account in the name of the Company. Prior to the Closing, the Company shall pay the PPP Escrow Amount to Cross River Bank to fund the escrow account. The parties agree that any portion of the escrowed funds released by Cross River Bank to the Company following the forgiveness of all or any portion of the Second PPP Loan shall be released to the Seller Representative (who shall receive such amount on behalf of the Seller and KR). For the avoidance of doubt, this Section 2.05 shall not be construed as relieving the Sellers of any obligations arising pursuant to Article IX.

    Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 11:00 a.m., Eastern Standard Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

    Section 2.07 Closing Deliverables.

      Closing Deliverables of Buyer. At the Closing, subject to the terms and conditions of this Agreement, including the satisfaction of all closing conditions contained in Section 8.01 and Section 8.02 at or prior to the Closing and the delivery by Seller Parties at or prior to the Closing of the items described in Section 2.07(b), Buyer shall:

        Pay the Cash Consideration payable to the Seller pursuant to Section 2.03 by wire transfer of immediately available funds to the account designated in writing by the Seller Representative;

        Pay the KR Cash Consideration to the Company by wire transfer of immediately available funds to the account designated in writing by the Seller Representative;

        Pay to the holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Statement;

        Execute and deliver to the applicable Seller Party a duly executed counterpart to the Ancillary Documents to which the Buyer is a party; and

        Pay, on behalf of the Seller Parties, the unpaid Transaction Expenses to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expense Statement.

      Closing Deliverables of the Seller, Seller Principals and KR. At the Closing, subject to the terms and conditions of this Agreement, including the satisfaction of all closing conditions contained in Section 8.01 and Section 8.03 at or prior to the Closing and the delivery by Buyer at or prior to the Closing of the items described in Section 2.07(a):

        Seller shall deliver to Buyer a duly executed assignment of the Membership Interests in the form of Exhibit B hereto (the “Assignment”) with respect to the Membership Interests;

        Each of Seller, Seller Principals and KR shall deliver to Buyer a duly executed counterpart to the Ancillary Documents to which such Person is a party;

        Each Seller Principal shall deliver to Buyer a duly executed IRS Form W-9;

        If requested by Buyer, Seller Principals and KR shall deliver to Buyer duly executed written resignations, effective as of the Closing Date, of the officers and managers of the Company;

        DF shall deliver to Buyer a duly executed counterpart to the DF Employment

        Agreement;

        RF shall deliver to Buyer a duly executed counterpart to the RF Employment

        Agreement;

        KR shall deliver to Buyer a duly executed counterpart to the KR Employment

        Agreement; and

        Seller, Seller Principals and KR shall deliver to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. To the extent such deducted and withheld amounts are timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated as delivered to Seller and KR hereunder. Prior to withholding any portion of the Purchase Price, Buyer shall give the Seller Representative written notice of its intention to withhold and shall cooperate with Seller Representative to minimize any potential withholding pursuant to this Agreement.

Section 2.09 Seller Representative.

  Appointment and Authority. Each of the Seller, Seller Principals, KR and, with respect to the period prior to Closing, the Company, for itself, himself or herself and for his or her successor and assigns, hereby irrevocably (except as set forth in Section 2.09(b)) authorizes and appoints DF and any replacement representative appointed pursuant to Section 2.09(b) (the “Seller Representative”), with full power of substitution, as such Person’s representative and attorney-in-fact and exclusive agent to act for such Person with respect to all matters arising in connection with this Agreement, including full power and authority, exercisable in the sole discretion of the Seller Representative, to: (i) take any action contemplated to be taken by the Seller, Seller Principals, KR and, prior to Closing, the Company, in each case, under this Agreement or any Ancillary Document; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement or any Ancillary Documents, including with respect to any Tax Claims made pursuant to ARTICLE VII or Indemnification Claims made pursuant to ARTICLE IX; and (iii) make, receive, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that the Seller Representative may deem necessary or advisable in connection with this Agreement or any Ancillary Document. The Seller, Seller Principals, KR and, prior to Closing, the Company shall be bound by all actions and decisions taken, and consents and instructions given, by the

  Seller Representative in connection with this Agreement or any Ancillary Document, and Buyer and the other Buyer Indemnitees shall be entitled to rely on, and shall be relieved from any liability to any Person, for any acts done by them in accordance with any such action, decision, consent, or instruction of the Seller Representative. For the avoidance of doubt, nothing in this Section 2.09 shall serve to cause Seller Representative to be the representative, attorney-in-fact or agent of the Company following Closing.

  Removal. The Seller Representative may be removed by written agreement among Buyer and a majority in interest of the Seller Principals and KR calculated with reference to each such Person’s Pro Rata Share. The Seller Representative may resign at any time upon giving forty-five (45) calendar days prior written notice of such resignation to Buyer, each Seller Principal and KR, but shall exercise all the powers enumerated in Section 2.09(a) until the effective date of such resignation. In the event of such removal or resignation, or upon the death or incapacity of the Seller Representative, Buyer and a majority in interest of the Seller Principals and KR, calculated with reference to each such Person’s Pro Rata Share, shall promptly agree on a replacement Seller Representative, subject to Buyer’s approval, which shall not be unreasonably conditioned, withheld or delayed. Any survival period set forth in Section 7.10 or 9.01 and any period in which any Buyer Indemnitee is required to provide notice to the Seller Representative with respect to any Indemnification Claim or action to be taken in connection with this Agreement shall be deemed to be extended by the number of calendar days that elapse between the effectiveness of the Seller Representative’s resignation, removal, death or incapacity and the effective appointment of a replacement Seller Representative pursuant to the preceding sentence.

Section 2.10 Share Consideration. Unless otherwise directed by Seller Representative, all Buyer Shares delivered as part of the Share Consideration shall be allocated among the Seller and KR, in accordance with their respective Pro Rata Share. In calculating the number of Buyer Shares to be delivered as part of the Share Consideration on any Issuance Date, the Buyer shall use the rate of exchange (from Dollars to CAD) in effect immediately prior to such Issuance Date, as reported in the Wall Street Journal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as disclosed in the corresponding schedules to the Disclosure Memorandum, in order to induce the Buyer to enter into and perform this Agreement, each Seller Party jointly and severally represents and warrants to the Buyer that the statements contained in this ARTICLE III are accurate and correct as of the date hereof and as of the Closing Date.

Section 3.01 Organization, Authority and Qualification of the Company.

  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Nevada and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each of the jurisdictions specified on Schedule 3.01 to the Disclosure Memorandum, which are the only jurisdictions in which such license or qualification is necessary for such the Company to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All actions taken by the Company in connection with this Agreement have been duly authorized.

  The Company has made available to Buyer accurate and complete copies of its (i) governing documents and any amendment or supplement to such document (including its articles of organization and operating agreement, each as currently in effect as of the date hereof (together, the “Company Organizational Documents”)), (ii) membership interest transfer records and (iii) books of account. Schedule 3.01(b) to the Disclosure Memorandum sets forth a complete list of all Company Organizational Documents. Other than the Company Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.02 Capitalization.

  Schedule 3.02(a) to the Disclosure Memorandum accurately and completely sets forth the capital structure of the Company including the number or percentage of Membership Interests or other equity interests which are authorized and which are issued and outstanding. Immediately prior to the Reorganization, all of the issued and outstanding Membership Interests or other equity interests of the Company were held of record and beneficially by the Seller Principals as set forth on Schedule 3.02(a) to the Disclosure Memorandum, free and clear of any Encumbrances. All of the issued and outstanding Membership Interests or other equity interests of the Company (i) are held of record and beneficially by the Seller, free and clear of any Encumbrances; (ii) have been duly authorized and validly issued and are fully paid and nonassessable, and (iii) were issued in compliance with all applicable Laws and were not issued in violation of any agreement, arrangement, or commitment to which any Seller Party is a party and are not subject to or in violation of any preemptive or similar rights of any Person. The Membership Interests are not in certificated form. Other than the Seller, no other Person is the record holder of (or has any rights to) any Membership Interests or other equity interests in the Company. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances other than those arising from state and federal securities laws.

  Except as set forth in Schedule 3.02(b) to the Disclosure Memorandum, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character (written or oral) relating to any membership interests, shares, units or other equity (or equity like) interests in the Company or obligating any Seller Party to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any membership interests (including the Membership Interests), shares, units, or any other interest, in the Company. Except as set forth in Schedule 3.02(b) to the Disclosure Memorandum, there are no agreements that affect or restrict the voting rights or right to transfer the Membership Interests (including any rights of refusal or offer, co-sale, tag-along or drag-along rights) or that provide for any registration rights, information or inspection rights, or similar rights with respect to the Company, or the securities of the Company.

  Schedule 3.02(c) to the Disclosure Memorandum lists (i) all non-cash dividends or non- cash distributions made by the Company to its members since the formation of the Company; and (ii) all redemptions, conversions, transfers or forfeitures of membership interests, shares, or other equity interests of the Company since the formation of the Company.

  Section 3.03 No Subsidiaries. The Company currently does not have, or has ever had, any direct or indirect subsidiaries or owns or has ever owned, directly or indirectly, any ownership, equity, partnership, membership, voting or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person. The Company is not a participant in any joint venture or similar arrangement.

  Section 3.04 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Company Organizational Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Schedule 3.04 to the Disclosure Memorandum, require the consent, notice or other action by any Person under, conflict with, invalidate, adversely effect, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, invalidate, adversely effect, or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller Party is a party or by which any Seller Party is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company, (d) result in the creation of any Encumbrance on any properties or assets of the Company, or (e) impair the right of the Company (or Buyer after the Closing) to exploit any Wild Streak Intellectual Property.

  Section 3.05 Financial Statements.

    Complete copies of the Company financial statements consisting of the balance sheet of the Company as at December 31, 2020 and December 31, 2019, respectively, and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Year End Financial Statements”), and financial statements consisting of the balance sheet of the Company as at April 30, 2021 and the related statements of income and retained earnings, members’ equity and cash flow for the four-month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”) have been made available to Buyer.

    The Financial Statements (i) are accurate, complete and consistent with the books and records of the Company, (ii) have been prepared on a basis consistent throughout the periods covered thereby and (iii) fairly present, in all material respects, the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of April 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

    The Company’s applications for the PPP Loans, including all representations and certifications contained therein, were accurate and complete in all material respects and were otherwise completed in accordance with all applicable Laws and guidance issued in respect of the Paycheck Protection Program in all material respects. The Company has used the proceeds of the PPP Loans solely for the purposes permitted by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and has complied with all material requirements of the CARES Act and Paycheck Protection Program in connection therewith. The loan forgiveness application materials and supporting documentation with respect to the PPP Loans that were delivered to the financial institution providing the PPP Loans were accurate and complete in all material respects as of the date of such application. The First PPP Loan has been fully forgiven and the Company has no further Indebtedness or Liabilities with respect thereto. The outstanding principal balance of the Second PPP Loan on the date hereof is $98,312.48.

Section 3.06 Undisclosed Liabilities. To the Knowledge of the Seller Parties, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit) since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) Transaction Expenses incurred by the Company to be paid off at or prior to the Closing, and (d) as set forth in Schedule 3.06 to the Disclosure Memorandum. The Company does not have off balance sheet Liabilities of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Seller Parties have made available to the Buyer accurate and complete copies of all management letters and other correspondence received from the Company’s accountants relating to the Financial Statements and all related matters. There has been no incidence of fraud involving the Company that involves any current or former members, managers, partners, designated partners, officers, employees or other agents of the Company. The Closing Indebtedness Statement and Closing Transaction Expense Statement, when delivered, will be prepared in good faith and will reflect all unpaid Indebtedness and Transaction Expenses as are reasonably ascertainable as of the Closing Date.

Section 3.07 Absence of Certain Changes, Events, and Conditions.

  Except for transactions specifically contemplated in this Agreement, since June 30, 2020,

  (i) the business of the Company has been conducted only in, and the Company has not taken any action except in, the ordinary course of business and consistent with past practices; and (ii) there has not occurred any Material Adverse Effect and no event has occurred or circumstances exist that may result in or cause a Material Adverse Effect.

  Except as set forth on Schedule 3.07(b) to the Disclosure Memorandum, the Company (and its members, managers, shareholders, officers, directors, employees or other agents have not, with respect to the Company) has not taken any of the following actions since September 30, 2020:

    permitted or allowed any of its assets to be subjected to any Encumbrance, other than Encumbrances that will be released at or prior to the Closing;

    become subject to any Liabilities, except under Contracts entered into in the ordinary course of business;

    made any change in its Tax or accounting methods, practices or principles (other than as described in the recitals in connection with the Reorganization);

    entered into any Contract that would constitute a Material Contract;

    amended, terminated, cancelled, compromised or waived any material rights or claims of the Company or waived any other rights of substantial value to the Company, including any rights or claims (A) under any Contract, (B) with respect to any Intellectual Property or (C) against any Affiliate, equity owner or employee;

    changed or modified in any material respect any of its credit, collection, payment or cash management policies, procedures or practices, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

    sold, transferred, leased, abandoned or otherwise disposed of any material properties or material assets reflected in the Balance Sheet;

    transferred or assigned or granted any license or sublicense under or with respect to any Wild Streak Intellectual Property or Wild Streak IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

    failed to maintain in full force and effect, abandoned or allowed to lapse, any Wild Streak IP Registration, or failed to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Wild Streak Intellectual Property;

    suffered any casualty loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than $10,000, whether or not such loss or damage shall have been covered by insurance;

    discharged or satisfied any Encumbrance or paid any obligation or other Liability, other than Liabilities paid in the ordinary course of business;

    written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any receivables or revalued any of its assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

    issued, sold or otherwise disposed of, or created, permitted the creation of or became aware of the creation of, any Encumbrance on, any membership interests, shares of stock in or other equity interest in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests, shares of stock in or other equity interest in the Company;

    repurchased or redeemed any of the capital stock, membership interests or other securities of the Company or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of Membership Interests;

    merged with, entered into a consolidation with or acquired an interest in any Person or acquired any portion of the assets or business of any Person or any division or line of business thereof, or, except in the ordinary course of business consistent with past practice, otherwise acquired any material assets;

    formed any subsidiary or amended any of the Company Organizational

    Documents;

    made any capital expenditure or commitment for any capital expenditure in excess of $15,000 individually or $30,000 in the aggregate;

    issued any purchase orders or otherwise agreed to make any purchases involving exchanges in value in excess of $15,000 individually or $30,000 in the aggregate;

    made any express or deemed election or settled or compromised any Liability with respect to Taxes of the Company;

    incurred any Indebtedness;

    made any loans or advances to, guarantees for the benefit of or investments in any

    Persons;

    failed to pay any creditor any amount owed to such creditor when due except to the extent that the applicable the Company believes there is a bona fide defense or offset right to such payment and adequate reserves have been created therefor as disclosed to Buyer on Schedule 3.07(b) to the Disclosure Memorandum;

    (A) other than such increases routinely made in the ordinary course of business and disclosed to Buyer on Schedule 3.07(b) to the Disclosure Memorandum, made or granted any increase, or announced or made any commitment to increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other benefits payable by the Company to any of its current or former employees, consultants or agents; (B) entered into any employment, severance or termination, retention, or change in control agreement with any employee, consultant or other Person; or (C) taken or permitted any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

    (A) adopted, established or entered into any Benefit Plan or (B) caused or permitted any Benefit Plan to be amended;

    terminated the employment or engagement of any employee, consultant, independent contractor or other worker who performs or has performed services for the Company;

    commenced or settled any Claim;

    suffered any Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect to the Company; or

    agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.07 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.07 except as expressly contemplated by this Agreement.

  Schedule 3.07(c) to the Disclosure Memorandum sets forth a complete and accurate list of (i) all payments made by the Company (including any payments to any employees, consultants or Seller Principals) outside the ordinary course of business on the date hereof or in the sixty (60) day period prior to the date hereof, (ii) all payments received by the Company (including any contributions or other payments made by the Seller or any Seller Principal) outside the ordinary course of business on the date hereof or in the sixty (60) day period prior to the date hereof, and (iii) all Transaction Expenses by the Company at or prior to Closing.

Section 3.08 Material Contracts.

  Schedule 3.08(a) to the Disclosure Memorandum lists each of the following Contracts to which the Company is a party, or which is otherwise binding upon it or its assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including brokerage contracts) listed or otherwise disclosed in Schedule 3.09(b) to the Disclosure Memorandum and all Wild Streak IP Agreements set forth in Schedule 3.10(b) to the Disclosure Memorandum, being “Material Contracts”):

    each Contract to which the Company is a party or by which the Company is bound providing for potential payments by or to the Company in excess of $10,000;

    each Contract relating to the borrowing of money or Indebtedness (including guarantees) or the mortgaging or pledging of or otherwise placing of an Encumbrance on any of the assets of the Company or Contract constituting a capital lease;

    all Contracts that require the Company to purchase its total requirements of any product or service from a third party;

    each Contract that cannot be canceled by the Company with no more than 30 days’ notice without liability, penalty or premium;

    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

    all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of the Company or any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

    all sales representative, promotion, market research, marketing and advertising Contracts to which the Company is a party;

    all Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty without more than 90 days’ notice;

    any employment Contract or offer letter with any employee that is not immediately terminable at-will by the applicable the Company without notice, severance, or other cost or Liability;

    each Contract providing for bonuses, incentives, commission, or other similar payments or for severance, retention, change in control, or other similar payments to any current or former employee, independent contractor, or consultant of the Company;

    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

    each Contract that binds (or purports to bind) the Company to any non- competition, non-solicitation, “most favored nations” pricing or exclusivity provision or other provision that would (or would purport to) prevent, restrict, modify or limit in any way the Company or any of its Affiliates (including, after the Closing, Buyer and its Affiliates) from carrying on their respective businesses in any manner or in any geographic location;

    each Contract that subjects or binds (or purports to subject or bind) the Company, or Affiliate of the Company (including, after the Closing, Buyer and its Affiliates) to any nonsolicit, nonhire, noncompetition obligations, covenant not to assert/sue or other restriction on or modification of their businesses;

    each Contract granting a power of attorney, agency or similar authority to another

    Person;

    each Contract relating to or establishing a joint venture, partnership or limited liability company or that involves a sharing of profits or revenue with other Persons or that provides for the payment of referral fees;

    all Contracts between or among the Company and/or Seller on the one hand and any Seller Party, any family member of a Seller Party or any Affiliate of any Seller Party or Seller Party family member (other than the Company) on the other hand;

    all collective bargaining agreements or Contracts with any Union to which the Company is a party;

    each Contract for the sale or exclusive license of any of the assets or properties of the Company or for the grant to any Person of any option, right of first refusal, right of first offer, right of first negotiation, or preferential or any other right to purchase such assets or properties; and

    all other Contracts that are material to the Company or otherwise necessary for the conduct of its business as conducted and as currently proposed to be conducted.

  Except as set forth on Schedule 3.08(b) to the Disclosure Memorandum, each Material Contract is in written form and is valid, binding and enforceable in accordance with its terms and are in full force and effect. To the Knowledge of the Seller Parties, the Company has performed all material obligations imposed on it under all Contracts to which it is a party. Neither the Company, or, to the Knowledge of the Seller Parties, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There is not, and in the 24 month period prior to the Effective Date there has not been, any material disagreement or dispute with any other party to any Material Contract. There are no pending requests for amendment of any Material Contract. No Seller Party has received any notification that any party to a Material Contract intends to cancel, terminate, materially modify, refuse to perform or refuse to renew such Material Contract (if such Material Contract is renewable). The Company has made available to Buyer accurate and complete copies of all Material Contracts and all other Contracts required to be listed in the Disclosure Memorandum. Except as set forth on Schedule 3.08(b) to the Disclosure Memorandum, the consummation of the transactions described herein will not in any way trigger any rights or requirements under any Material Contract, including any consent, approval or notice rights or requirements, any payments coming due (or any increases in any payments) or any early termination.

Section 3.09 Property.

  The Company does not own nor has ever owned any real property.

  Schedule 3.09(b) to the Disclosure Memorandum sets forth an accurate and complete list of all real property leased or currently being used by the Company (the “Real Property”), including (i) the street address of each parcel of Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property;

  (iii) the current use of such property; and (iv) identifying all lease, license or other use and occupancy agreements with respect to such Real Property (the “Leases”).

  The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. All applicable duties (including stamp duties) and registration charges, to the extent required under applicable law, have been paid in relation to the Leases. None of the Leases was for a term of 30 years or more at the time it was executed (including renewal options). The Company has performed all material obligations imposed on it under the Leases, and neither the Company nor, to the Knowledge of the Seller Parties, any other party to any Lease is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Knowledge of the Seller Parties, any other party thereunder. There is not, and within the past twelve (12) months there has not been, any material disagreement or dispute with any other party to any of the Leases, nor is there any pending request for amendment of any of the Leases. The Company has not received any notification that any party to any of the Leases intends to cancel, terminate, materially modify, refuse to perform or refuse to renew any of the Leases. The Seller Parties have made available to Buyer accurate and complete copies of all Leases. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any real property.

  Schedule 3.09(d)(i) to the Disclosure Memorandum sets forth an accurate and complete list of all material personal property owned by the Company (the “Personal Property”). Schedule 3.09(d)(ii) to the Disclosure Memorandum sets forth (i) an accurate and complete list of all tangible assets and properties in the possession or control of the Company, or otherwise used by the Company, which are leased or licensed to the Company; and (ii) identifies all lease, license or other agreement applicable to such assets or properties.

  All of the tangible assets and properties of the Company are in good condition and repair subject to normal wear and tear and in sufficient working order.

  The properties and assets owned, leased or licensed by the Company include all properties and assets used in the Company’s businesses and are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

  The Company’s interests in the Real Property and the Personal Property are free and clear of all Encumbrances (other than those explicitly described in the applicable Lease).

Section 3.10 Intellectual Property.

  Schedule 3.10(a) to the Disclosure Memorandum contains a correct, current, and complete list of: (i) all Wild Streak IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and

  (ii) all unregistered Trademarks included in the Wild Streak Intellectual Property; (iii) all proprietary Software included in the Wild Streak Intellectual Property (separately identifying each game and platform included in the Wild Streak Intellectual Property); and (iv) all other Wild Streak Intellectual Property used in the Company’s business as currently conducted and as currently proposed to be conducted.

  Schedule 3.10(b) to the Disclosure Memorandum contains a correct, current and complete list of all Wild Streak IP Agreements (excluding any nonexclusive license agreements for “off-the-shelf” software or software licensed to the Company pursuant to “click-through” or similar stock agreements with annual license fees of not less than $10,000), specifying for each the date, title, and parties thereto, and separately identifying the Wild Streak IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Wild Streak Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property. Seller Parties have made available to Buyer accurate and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Wild Streak IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Except as set forth in the Wild Streak IP Agreements, no royalties, commissions, fees or other payments are or will become payable by the Company or Buyer to any Person by reason of the exploitation of any Intellectual Property in the conduct of the Company’s businesses as now conducted and as currently proposed to be conducted. To the Knowledge of the Seller Parties, each Wild Streak IP Agreement is valid and binding on the parties thereto in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto has provided or received any notice of breach of, default under, or intention to terminate (including by non- renewal), any Wild Streak IP Agreement. Except as set forth on Schedule 3.10(b) to the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Wild Streak IP Agreement. After the Closing, the Company will have the right to exercise all of its rights under all Wild Streak IP Agreements, to the same extent as they would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which they would otherwise be required to pay had such transactions contemplated hereby not occurred. Neither this Agreement nor the transactions contemplated by this Agreement, will result in (i) the granting by Buyer or any of its Affiliates or the Company to any third party any Wild Streak Intellectual Property right or any other proprietary right, (ii) Buyer or any of its Affiliates or the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business or (iii) the Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company before the Closing.

  Schedule 3.10(c) to the Disclosure Memorandum lists all Licensed Intellectual Property (excluding any nonexclusive license agreements for “off-the-shelf” software or software licensed pursuant to “click-through” or similar stock agreements with annual license fees of not less than $10,000), separately identifying (i) the applicable Wild Streak IP Agreement pursuant to which the Company obtained a license to such Licensed Intellectual Property; and (ii) each game or platform included in the Licensed Intellectual Property. The Wild Streak Intellectual Property and Licensed Intellectual Property constitutes all material Intellectual Property used by the Company.

  The Company is the sole and exclusive legal and beneficial, and with respect to the Wild Streak IP Registrations, record, owner of all right, title and interest in and to the Wild Streak Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted in each case, free and clear of Encumbrances. Except as set forth on Schedule 3.10(d) to the Disclosure Memorandum, the Seller Parties have not granted any exclusive licenses or any rights of first refusal with respect to any Wild Streak Intellectual Property or Licensed Intellectual Property or with respect to any Intellectual Property that may be developed, acquired or licensed in the future.

  There are no actions that must be taken by the Company within 90 days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Wild Streak IP Registration. All necessary registration, maintenance and renewal fees and documents currently due in connection with the Wild Streak IP Registrations have been made or filed, as applicable, or will be made or filed, as applicable, on or before the required deadline. To the Knowledge of the Seller Parties, there is no information, materials, facts, or circumstances that would render any of the Wild Streak IP Registrations invalid or unenforceable. To the Knowledge of the Seller Parties, the Company has not engaged in any action or any omission, has not conducted its business, and have not used or enforced or failed to use or enforce the Wild Streak Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any Wild Streak Intellectual Property or Wild Streak IP Registration, other than as set forth on Schedule 3.10(e) to the Disclosure Memorandum.

  All technologies and all Intellectual Property rights incorporated into or embodied in any Wild Streak Intellectual Property were developed solely by either (i) employees of the Company acting within the scope of their employment or (ii) by contractors or other third parties who have executed agreements assigning all of their rights, including all Intellectual Property rights therein, to the Company. Each current or former member, manager, officer, employee, consultant, advisor and contractor who has been involved in, or who contributed to, the creation or development of any Intellectual Property has executed and delivered to the Company a valid and enforceable (A) assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to such Wild Streak Intellectual Property and a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have therein; and (B) a nondisclosure agreement. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Wild Streak IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

  Schedule 3.10(g) to the Disclosure Memorandum lists all Open Source Materials (including version number, if any) included, or distributed with any products or services that the Company makes generally available for sale or for royalty bearing license, and identifies, in each instance (A) the Open Source License (including version number, if any), (B) whether such Open Source Materials were modified by or for the Company, and (C) whether such Open Source Materials have been distributed by or for the Company. Except as set forth in Schedule 3.10(g) to the Disclosure Memorandum, the Company has not used any Open Source Materials in any manner that would require any products that the Company makes generally available (other than such Open Source Materials in an unmodified form) to be subject to any Copyleft License. The Company is in compliance with the terms of all relevant licenses for all Open Source Materials used by the Company, including all copyright notice and attribution requirements, and all requirements to offer access to source code. No products or services that the Company makes generally available for sale or for royalty bearing license have ever been or is subject to any requirement to offer access to source code.

  To the Knowledge of the Seller Parties, the Software included in the Wild Streak Intellectual Property do not and shall not contain (i) any limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions; or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, such Software.

  Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Wild Streak Intellectual Property or Licensed Intellectual Property.

  All of the Wild Streak Intellectual Property and Licensed Intellectual Property (excluding any nonexclusive license agreements for “off-the-shelf” software or software licensed pursuant to “click- through” or similar stock agreements with annual license fees of not less than $10,000) are valid and enforceable, and all Wild Streak IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Wild Streak Intellectual Property and material Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Wild Streak Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Wild Streak IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

  To the Knowledge of the Seller Parties, the conduct of the Company’s business as currently and formerly conducted (including the use and exploitation of the Wild Streak Intellectual Property and

  Licensed Intellectual Property), and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Seller Parties, no Person has infringed, misappropriated or otherwise violated any Wild Streak Intellectual Property.

  There are no Claims (including any opposition, cancellation, revocation, inter partes or ex parte reviews or other proceedings), whether settled, pending or threatened (including in the form of written offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Wild Streak Intellectual Property or the Company’s right, title, or interest in or to any Wild Streak Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Wild Streak Intellectual Property. No Seller Party is aware of any facts or circumstances that could reasonably be expected to give rise to any such Claim. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Wild Streak Intellectual Property or Licensed Intellectual Property.

  All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other known cyber incident, including any known cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. To the Knowledge of the Seller Parties, the Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

  The Seller Parties have made available to Buyer the Company’s standard service level agreement that the Company enters into with its customers (or which is appended to, or otherwise applies to, Contracts with its customers) (the “Service Level Agreement”). The Company is not a party to, or is otherwise bound by, any service level agreement or any other Contract that requires the Company to maintain any minimum availability or performance standards with respect to any services, Software, technologies, or other Intellectual Property provided by the Company other than Service Level Agreements entered into with customers in the ordinary course of business, all of which are in the form made available to Buyer. The Seller Parties have made available to Buyer a full and complete list of all notices received by the Company in the two -year period prior to the date hereof of any failure to comply with any requirement of the Service Level Agreement. There are no outstanding failures to comply with the term of any Service Level Agreement and there are no outstanding service level credits or other obligations under any Service Level Agreement with respect to any performance related issues or failures under any Service Level Agreement.

  The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. The Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Claim by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of the Seller Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such Claim.

Section 3.11 Accounts Receivable; Accounts Payable.

  Schedule 3.11(a) to the Disclosure Memorandum sets forth the Company’s good faith estimate of an accurate and complete list of the accounts receivable of the Company that are payable in June, 2021. The foregoing accounts receivable (i) have arisen from bona fide transactions entered into by the Company involving the grant of licenses and the rendering of services in the ordinary course of business consistent with past practice; (ii) are legal, valid, and binding obligations of the respective debtors enforceable in accordance with their terms; (iii) are not subject to any set-off or counterclaim; (iv) are not subject to any other return or refund arrangement; (v) to the Knowledge of the Seller Parties, are collectible in the ordinary course of business consistent with past practice for the aggregate recorded amounts thereof; and (vi) are not the subject of any Claim brought by or on behalf of the Company.

  Schedule 3.11(b) to the Disclosure Memorandum sets forth an accurate and complete description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company.

  There are no unpaid invoices or other Claims representing amounts alleged to be owed by the Company that the Company has disputed or determined to dispute or refuse to pay.

  Schedule 3.11(d) to the Disclosure Memorandum sets forth the Company’s good faith estimate of an accurate and complete list of all amounts owed by the Company to any third parties (excluding ordinary course payments due to employees and independent contractors of the Company) that are due in June, 2021.

Section 3.12 Customers and Suppliers.

  Schedule 3.12(a) to the Disclosure Memorandum sets forth an accurate and complete list of the customers, clients and licensees of the Company from whom the Company has received revenues in excess of $10,000 in the aggregate during the twelve-month (12-month) period ended April 30, 2021, showing the approximate total revenues from each such customer during such twelve-month (12-month) period. No such customer, client or licensee has during the last twelve (12) months decreased or limited materially or, to the Knowledge of the Seller Parties, threatened to decrease or limit materially, its purchase or license of the products or services of the Company. The Seller Parties have not received any notice of, and, to the Knowledge of the Seller Parties, no circumstance exists that would cause the Seller Parties to expect any, material modification to the relationship of the Company with any customer, client or licensee listed on Schedule 3.12(a) to the Disclosure Memorandum, nor is there or has there been, during the last twenty four (24) months, any material dispute with or Claim by any such customers, clients or licensees.

  Schedule 3.12(b) to the Disclosure Memorandum sets forth an accurate and complete list of all of the suppliers, service providers and licensors of the Company and the total amount of payments made to each such Person during the twelve-month (12-month) period ended April 30, 2021. No such supplier, service provider or licensor to whom the Company paid in excess of $10,000 in the aggregate has during the last twelve (12) months decreased or limited materially or, to the Knowledge of the Seller Parties, threatened to decrease or limit materially, its supply, services or licenses (or materials licensed) to the Company. The Company has not received any notice of, and, to the Knowledge of the Seller Parties, no circumstance exists that would cause the Seller Parties to expect any, material modification to the relationship of the Company with any supplier, service provider or licensor listed on Schedule 3.12(b) to the Disclosure Memorandum, nor is there or has there been, during the last twenty-four (24) months, any material dispute with or Claim by any such suppliers, service providers or licensors.

Section 3.13 Insurance. Schedule 3.13(i) to the Disclosure Memorandum sets forth an accurate and complete list of all insurance policies maintained by the Company (the “Insurance Policies”). Each Insurance Policy is in full force and effect as of the Effective Date. All premiums due thereon have been timely paid. Except as set forth on Schedule 3.13(ii) to the Disclosure Memorandum there have been no claims made against the Insurance Policies. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier. The Company maintains insurance policies with a scope and amount sufficient to satisfy all applicable Laws and all Contracts to which it is a party or by which it is bound. Further, no notice has been issued to the Company regarding cancellation of, or material premium increases under the Insurance Policies.

Section 3.14 Legal Proceedings; Governmental Orders.

  Except as set forth in Schedule 3.14(a) to the Disclosure Memorandum, there are no, and in the five-year (5 year) period preceding the Closing Date, there have been no, Claims pending or involving or, to the Knowledge of the Seller Parties, threatened (i) against any Seller Party, or (ii) against any member, manager, shareholder, director, officer, partner, designated partner, employee, Affiliate or Representative thereof related, directly or indirectly to the Company or its business or properties.

  Except as set forth in Schedule 3.14(b) to the Disclosure Memorandum, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Schedule 3.14(b) to the Disclosure Memorandum. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

  To Knowledge of the Seller Parties, (i) no member, manager, shareholder, director, officer or current employee of the Company, nor any former employee of the Company during the course of or arising out of such employment, has been the subject of a criminal proceeding relating to the Company, or its properties, assets or operations, (ii) no petition under the federal bankruptcy Laws or any state or foreign insolvency Laws has been filed by or against, or a receiver or similar officer appointed for, any member, manager or officer of the Company, (iii) no member, manager, officer or current employee of the Company, nor any former employee of the Company during the course of or arising out of such employment, has ever been found by any Governmental Authority to have violated any Gaming Laws, and (iv) no member, manager, officer or current employee of the Company, nor any former employee of the Company during the course of or arising out of such employment, is the subject of any order, judgment or decree of, or has entered into any agreement with, any Governmental Authority permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession or business practice.

Section 3.15 Compliance With Laws; Permits.

  The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

  The Company has received all approvals, authorizations, consents, licenses, orders, registrations and Permits of all Governmental Authorities necessary for the conduct of its business. The Company is and at all times has been in compliance with all federal, state, local and foreign Laws applicable to it, its employees or its business or property. No civil, criminal, arbitration, administrative or other proceeding or investigation is pending or, to the Knowledge of the Seller Parties, threatened by or against any Seller Party (or any Person whose acts or defaults the Company may be vicariously liable). Schedule 3.15(b) to the Disclosure Memorandum contains an accurate and correct list of all Permits which are held by the Company as of the date hereof (collectively the “Government Permits”). All such Government Permits are valid and in full force and effect and the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Government Permits. To the Knowledge of the Seller Parties, there are no proceedings pending that seek the revocation, cancellation, suspension or adverse modification thereof and the Company has not received written notice that any Governmental Authority intends to revoke, cancel or suspend any such Government Permits. The Government Permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Company to own, operate, use and maintain its assets in the manner in which it is now operated and maintained and to conduct the business of the Company as currently conducted, except where the failure to obtain such Permits would not have a Material Adverse Effect. All required filings with respect to such Government Permits have been timely made and all required applications for renewal thereof have been timely filed. Except as set forth on Schedule 3.04 to the Disclosure Memorandum, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party, or with respect to any Government Permit, in connection with, or as a result of, the execution and delivery of this Agreement and the Ancillary Documents and/or the consummation of the transactions contemplated hereby and thereby.

Section 3.16 Environmental Matters.

  The Company is currently and has been in compliance with all Environmental Laws and has not, and no Seller Party has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Knowledge of the Seller Parties, no real property currently or formerly owned, operated or leased by the Company is listed on, was previously listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

  To the Knowledge of the Seller Parties, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company, operated or leased by the Company, and no Seller Party has received an Environmental Notice that any real property currently or formerly operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by any Seller Party. There are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

  The Seller Parties have made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the any Seller Party related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

Section 3.17 Employee Benefit Matters.

  Schedule 3.17(a) to the Disclosure Memorandum contains an accurate and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement

  (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.17(a) to the Disclosure Memorandum, each, a “Benefit Plan”). The Seller Parties have separately identified in Schedule 3.17(a) to the Disclosure Memorandum each Benefit Plan that contains a change in control provision.

  With respect to each Benefit Plan, Seller Parties have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

  Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is the subject of a favorable unrevoked determination letter, or can rely upon an advisory or opinion letter, issued by the Internal Revenue Service as to its qualified status under the Code, which letter may still be relied upon as to the qualified status of the Benefit Plan, and no circumstances have occurred that could adversely affect the tax-qualified status of any such Benefit Plan. To the Knowledge of the Seller Parties, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to tax or penalty under Sections 4975, 4980B, 4980D, 4980H, 6721, or 6722 of the Code.

  No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the

  Company which is a defined benefit plan has an “adjusted funding target attainment percentage”, as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

  Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans, including any present or contingent withdrawal liability under any Multiemployer Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan that is a Multiemployer Plan;

    engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA that would reasonably be expected to have or result in a Material Adverse Effect to the Company;

    incurred taxes under Section 4971 of the Code with respect to any failure to meet the applicable minimum funding standards under any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWAs), as defined in Section 3(40) of ERISA.

  With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Claim has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six

  (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan

  Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Other than the KR Transaction Bonus Letter, the Company has not made any commitment or obligation or any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

  Other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980 of the Code with respect to continuation health coverage (“COBRA”), no Benefit Plan provides post- termination or retiree health benefits to any individual for any reason, and the Company (or any ERISA Affiliates of the Company) does not have any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits that would reasonably be expected to have or result in a Material Adverse Effect to the Company.

  No severance benefits are due to any employees of the Company under any historical or current severance programs, as defined under ERISA, exclusive of any employment agreements.

  The Company has complied with all applicable requirements of COBRA or the applicable provisions of state Law of similar intent to provide eligible employees with the ability to elect continuation health coverage under the Company’s Benefit Plans that provide group health care.

  The Company is not an “applicable large employer” within the meaning of Section 4980H of the Code.

  The Company does not maintain a written flexible benefits plan established under Section 125 of the Code.

  There is no pending or, to the Knowledge of the Seller Parties, threatened Claim relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self- correction or similar program sponsored by any Governmental Authority.

  There has been no amendment to, announcement by Seller Parties or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable. No Seller Party (or any of their Affiliates) has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

  Each Benefit Plan that is subject to Section 409A of the Code has been is maintained in a written form that complies with Section 409A and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

  Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

  Except as set forth in Schedule 3.17(m) to the Disclosure Memorandum, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based or other equity compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18 Employment Matters.

  Schedule 3.18(a) to the Disclosure Memorandum contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) status as an employee or independent contractor;

  (iii) title or position (including whether full-time or part-time) or description of their contracted services rendered to the Company; (iv) hire or retention date; (v) whether such individual is employed or retained by the Company; (vi) location of employment or where such individual provides services to the Company

  (vii) current annual base salary, hourly wage or contract fee; (viii) commission, bonus or other incentive- based compensation; (ix) a description of the fringe benefits provided to each such individual as of the date hereof; (x) accrued but unused vacation time and/or paid time off; (xi) whether the individual is currently on a leave of absence, and if so, anticipated return date; (xii) visa status and type, if applicable, and visa expiration date; and (xiii) exempt or non-exempt classification (as applicable) under the Fair Labor Standards Act or any other similar state laws.

  As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (other than ordinary course wages and benefits arising following the most recently completed payroll period prior to the Closing (for which the Company’s aggregate obligation does not exceed $5,000)) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees other than the employment agreements and independent contractor agreements listed on Schedule 3.08(a) to the Disclosure Memorandum.

  The Company is not currently, or has previously been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not previously been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is no, nor has there ever never been, any actual or threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

  (i) The Company is in material compliance with all Laws pertaining to employment and employment practices, including Laws respecting payment of wages, hours of work, fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, child labor, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health; (ii) The Company is in material compliance with all public health orders applicable to it and its employees pertaining to COVID-19 and the COVID-19 pandemic; (iii) All current and former employees of the Company has provided documentation to the Company reflecting their authorization under applicable United States immigration Laws to work for the Company; and (iv) The Company has never effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation,” “termination,” or similar action (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law), and no such actions are being planned or reasonably contemplated.

  There are no actions, suits, Claims, charges, complaints, grievances, arbitrations, investigations or other legal proceedings against the Company pending, or to the Knowledge of the Seller Parties, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other individual service provider of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws.

  (i) Except as set forth in Schedule 3.18(f) to the Disclosure Memorandum, all employees of the Company are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law; (ii) The Company’s relationships with all individuals who act as contractors or other service providers to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; (iii) No employee is unable to perform services for the Company as a result of a leave of absence; (iv) Each individual who has rendered services to the Company who was classified by the Company as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any current or prior Benefit Plans) was properly so characterized; (v) The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees; (vi) All employees have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has been properly recorded and paid for all such employees classified as non-exempt; and (vii) The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from all payments to its employee and independent contractors and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

  (i) No allegations of sexual harassment or misconduct have been made against any executive, officer, member, manager, director, or employee of the Company, and (ii) the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, or other representative of the Company.

  No employee, executive, officer, or other group of employees of the Company has provided notice to the Company of their intent to terminate their employment with the Company, and to the Knowledge of the Seller Parties, no employee, executive, officer, or other group of employees of the Company intends to terminate their employment with such the Company. To the Knowledge of the Seller Parties, no employee or independent contractor of the Company is in breach of any non-competition agreement or restrictive covenant to a former employer or other entity relating to the right of any such employee or independent contractor to be employed or engaged by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of the former employer or other entity.

Section 3.19 Taxes. For purposes of this Section 3.19 (other than subsections (o), (p), (q) and (r)), references to the Company shall include the Company and the Seller. Except as set forth in Schedule 3.19 to the Disclosure Memorandum:

  The Company has (i) timely filed with each appropriate Governmental Authority all Tax Returns required to be filed by it, and all such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with applicable Law, and (ii) fully and timely paid all Taxes required to be paid by such the Company (whether or not such Taxes have been reflected on any Tax Return). The Company has (A) withheld (within the time and in the manner prescribed by Law) all amounts required to be so withheld under all applicable Law, (B) paid such amounts over to the appropriate Governmental Authority in compliance with all applicable Law, and (C) timely filed all withholding and information Tax Returns required to be filed by such the Company with respect to such withholding, as applicable. There is no claim for Taxes (other than Taxes not yet due and payable) that has resulted in an Encumbrance against any of the assets of the Company.

  (i) There is no past, pending or, to the Knowledge of the Seller Parties, threatened Claim by any Governmental Authority with respect to Taxes or any Tax Return relating to the Company; (ii) no extension or waiver of the limitation period applicable to any assessment of Taxes of the Company is in effect or has been requested; (iii) there is no agreement between the Company and any Governmental Authority to any extension of time for filing any Tax Return that has not been filed; and (iv) the Company is not nor will it be required to include any adjustment in taxable income for any Tax period pursuant to

  Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring, or accounting methods employed, before the date of this Agreement. The Company has not received from any Governmental Authority (including in jurisdictions where it has not filed Tax Returns) any (A) written (or, to the Knowledge of the Seller Parties, oral) notice indicating an intent to open an inquiry, audit or other review with respect to Taxes, and to the Knowledge of the Seller Parties, no such inquiry, audit or other review is pending with respect to the Company, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority that has not been fully paid or fully settled.

  Neither Buyer (as a result of its acquisition of the Company) nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date; (iii) installment sale made or open transaction entered into before the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or before the Closing Date; or (v) forgiveness of a loan entered into on or prior to the Closing Date pursuant to the Paycheck Protection Program under Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)(36)).

  Neither the Company, nor any predecessor of the Company, has (i) ever been a member of any affiliated group that filed or was required to file a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement relating to allocating, indemnification or sharing the payment of, or Liability for, Taxes, (iii) any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by Contract or otherwise, or (iv) ever been a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

  The Company is not or has ever been subject to Tax in any jurisdiction other than its country of incorporation, organization or formation, and no Claim has been asserted by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

  The Company has not made any payment and is not obligated to make any payment on account of, and is not a party to (or a participating employer in) any Contract that could obligate the Company or Buyer to make any payment that constitutes or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign Law). No payment to any person will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code due in whole or in part to the transactions contemplated by this Agreement. None of the Company, Buyer or any Affiliate of Buyer shall be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any comparable provision or provisions of state, local or foreign Law) as a result of any Contract currently in effect.

  The Company has never issued or held, any Membership Interests that are nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. None of the Membership Interests, or other equity securities of the Company is a “covered security” within the meaning of Section 6045(g) of the Code.

  The Seller Parties have made available to Buyer correct and complete copies of all income, sales and use, value-added tax, and other material Tax Returns of the Company for which the statute of limitations has not expired, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies in respect of Taxes of the Company.

  Schedule 3.19(i) to the Disclosure Memorandum sets forth each jurisdiction where the Company will be required to file a Tax Return after the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

  There are no Tax rulings or requests for rulings relating to the Company agreed in writing or pending with any Tax authority. No power of attorney with respect to Taxes has been granted with respect to the Company that remains in effect.

  The Company (i) has not participated in a “reportable transaction” or “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations (or corresponding or similar provision of state, local or foreign Law), and (ii) has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

  The Company has made available to Buyer all documentation relating to any applicable Tax holidays that have current applicability. The Company is in compliance with the requirements for any applicable Tax holidays and none of the Tax holidays will be jeopardized by the transactions contemplated by this Agreement.

  The Company has never owned directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).

  The Company is, where it is required by applicable Law to have been so registered, a duly registered taxable person registered for the purposes of any value added sales, use or similar Tax. The Company has collected, remitted and reported to the appropriate Tax authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company has complied with all applicable Laws relating to record retention (including, to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

  The Company has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal state and local income tax purposes, except in those states which do not recognize S corporation status, at all times since January 1, 2015 through and up to the Reorganization Effective Time and, following the Reorganization Effective Time, as a “qualified subchapter S subsidiary”, within the meaning of Section 1361(b)(3)(B) of the Code.

  Since its formation, the Seller has been a validly electing and qualifying “S corporation” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal and state income tax purposes and no election, action, or failure to take any action that would terminate such status has occurred or will occur prior to the Closing.

  Neither the Company nor Seller has taken any action that would cause the Company to lose its status as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code or, following the Reorganization, as a “qualified subchapter S subsidiary”, within the meaning of Section 1361(b)(3) of the Code.

  Neither the Seller nor the Company is subject to any entity-level federal, state or local income Taxes (including any Tax imposed by Section 1374 of the Code on the sale or deemed sale of any asset of the Company).

  There is no property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

  None of the assets owned by the Company are (i) “tax-exempt use property” within the meaning of Code Section 168(h); (ii) “tax-exempt bond financed property” within the meaning of Code Section 168(g); (iii) subject to a lease under Code Section 7701(h) or any predecessor provision; (iv) “limited use property” within the meaning of Rev. Proc. 2001-28; (v) subject to Section 168(g)(1)(A) of the Code; or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

  The Company does not have, nor has it had, a permanent or fixed establishment, branch, residence, place of effective management or other taxable presence, as defined in any applicable Tax treaty, law or regulation, in any country other than the United States.

  The Company has not availed itself of relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar federal, state, local or foreign Law.

Section 3.20 Affiliate Transactions.

  Except as set forth on Schedule 3.20(a) to the Disclosure Memorandum, no Seller Party (or any ancestor, sibling, descendant or spouse of any Seller Party, or any trust, partnership, company or corporation in which any Seller Party or any of such other Persons has or has had an economic interest) and no manager, officer or senior employee of the Company (or any individual related by blood or marriage to any such individual):

    has any direct or indirect financial interest in any competitor, vendor, licensor, licensee, or customer of the Company; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

    is party to any contract with the Company, except for contracts providing for employment and benefit arrangements;

    owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of the Company’s business or otherwise; or

    has outstanding any Indebtedness to the Company.

  Except as set forth on Schedule 3.20(b) to the Disclosure Memorandum, the Company has no Liability or any other obligation of any nature whatsoever to any Seller Party, member, manager, officer, employee, consultant, advisor, contractor or any Affiliate (or, to the Knowledge of the Seller Parties,

any Affiliate of the foregoing) of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Person.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Seller Party. There are no contracts under which a Seller Party is or may become obligated to pay any brokerage, finder’s or similar fees and expenses directly or indirectly in connection with the transactions contemplated hereby.

Section 3.22 Full Disclosure. To the Knowledge of the Seller Parties, no representation or warranty by any Seller Party in this Agreement and no statement contained in the Disclosure Memorandum contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER, SELLER PRINCIPALS AND KR

In order to induce the Buyer to enter into and perform this Agreement, each Restricted Party represents and warrants to Buyer, as of the date hereof and as of Closing Date, as follows.

Section 4.01 Organization, Authority, Qualification and Capitalization of the Seller.

  The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All actions taken by the Seller in connection with this Agreement have been duly authorized.

  The Seller was incorporated on May 24, 2021. The Seller has not engaged in any business activities prior to the Effective Date other than acquiring the Membership Interests from the Seller Principals or such other activities as are contemplated by this Agreement. The Seller has made available to Buyer accurate and complete copies of its governing documents and any amendment or supplement to such document (including its certificate of incorporation, by-laws and any stockholders’ agreement or similar agreements, each as currently in effect as of the date hereof (together, the “Seller Organizational Documents”)). Schedule 4.01(b) to the Disclosure Memorandum sets forth a complete list of all Seller Organizational Documents. Other than the Seller Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock (or other equity interest) in the Seller.

  All of the issued and outstanding capital stock or other equity interests of the Seller (i) are held of record and beneficially by the Seller Principals as set forth on Schedule 4.01(c) to the Disclosure Memorandum, free and clear of any Encumbrances; (ii) have been duly authorized and validly issued and are fully paid and nonassessable, and (iii) were issued in compliance with all applicable Laws and were not issued in violation of any agreement, arrangement, or commitment to which any Seller Party is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Other than the Seller Principals, no other Person is the record holder of (or has any rights to) any capital stock or other equity interests in the Seller. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character (written or oral) relating to any shares, units or other equity (or equity like) interests in the Seller or obligating any Seller Principal to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any shares or any other interest, in the Seller.

Section 4.02 Ownership. Immediately prior to the Reorganization, such Seller Principal owned exclusively, beneficially and of record all of the Membership Interests set forth opposite such Seller’s name on Schedule 3.02(a) to the Disclosure Memorandum free and clear of any Encumbrance. Seller owns exclusively, beneficially and of record all of the Membership Interests, free and clear of any Encumbrance.

Section 4.03 Authority. Such Restricted Party has full power or capacity and authority to execute this Agreement and the Ancillary Documents to which such Restricted Party is (or will be) a party and to perform such Restricted Party’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Restricted Party and, assuming the due authorization, execution and delivery by each of the other parties hereto other than such Restricted Party, this Agreement is the valid and binding obligation of such Restricted Party, enforceable against such Restricted Party in accordance with its terms, and each of the Ancillary Documents to which such Restricted Party is (or will be) a party, when executed by such Restricted Party, and assuming the due authorization, execution and delivery by each of the other parties thereto other than such Restricted Party, will be the valid and binding obligation of such Restricted Party, enforceable against such Restricted Party in accordance with its terms.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by such Restricted Party of this Agreement and the Ancillary Documents to which he, she or it is (or will be) a party and the consummation by such Restricted Party of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Seller Organizational Documents; (b) conflict with or violate (with or without the giving of notice or lapse of time, or both) any Law or Governmental Order applicable to such Restricted Party or any agreement or instrument to which such Restricted Party is a party, (c) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, or (d) result in the creation of any Encumbrance on any Membership Interest held or to be sold to the Buyer by such Restricted Party.

Section 4.05 Tax Consequences. Such Restricted Party has had an opportunity to review with such Restricted Party’s own tax advisors the Tax consequences to such Restricted Party of the transactions contemplated by this Agreement. Such Restricted Party understands that such Restricted Party must rely solely upon such Restricted Party’s own advisors and not on any statements or representations by the Buyer or any of its agents or Affiliates. Except as set forth in Section 7.03, such Restricted Party understands that such Restricted Party (and not the Buyer) shall be responsible for such Restricted Party’s own Tax Liabilities that may arise from the transactions contemplated by this Agreement.

Section 4.06 Claims; Orders. There are no Claims pending or involving or, to the knowledge of such Restricted Party, threatened against such Restricted Party (a) related, directly or indirectly to the Company or (b) with respect to such Restricted Party’s execution, delivery and performance of this Agreement or any Ancillary Document to which such Restricted Party is a party. To such Restricted Party’s knowledge, such Restricted Party is not (and his or her respective family members or Affiliates are not) subject to any outstanding Governmental Order of any court or other Governmental Authority which would reasonably be expected to adversely affect such Restricted Party’s performance under this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.07 Accredited Investor Status. Such Restricted Party is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended. Such Restricted Party agrees to furnish any additional information requested by the Buyer or any of its Affiliates to assure compliance with applicable

U.S. federal and state and foreign securities laws in connection with the subscription, issuance and delivery of the Buyer Shares to be delivered hereunder. Such Restricted Party has such knowledge, skill and experience in business, financial and investment matters that the undersigned is capable of evaluating the merits and risks of an investment in the Buyer Shares. With the assistance of such Restricted Party’s own professional advisors, to the extent that such Restricted Party has deemed appropriate, such Restricted Party has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Buyer Shares. Such Restricted Party has considered the suitability of the Buyer Shares as an investment in light of his, her or its own circumstances and financial condition and that such Restricted Party is able to bear the risks associated with an investment in the Buyer Shares and its authority to invest in the Buyer Shares.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, Seller Principals and KR, as of the date hereof and as of the Closing Date, that the statements contained in this ARTICLE V are accurate and correct.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller Parties) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation or by-laws of Buyer or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer except where such violation or breach would not have a Material Adverse Effect.

Section 5.03 Financial Capability. Buyer will have available sufficient cash or other sources of immediately available funds (including through third party financing) to pay all amounts payable pursuant to this Agreement if, as and when due, and Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing.

Section 5.04 Independent Investigation. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller Parties set forth in this Agreement (including the related portions of the Disclosure Memorandum) and the Ancillary Documents; and (b) no Seller Principal, the Company or any other Person has made any representation or warranty as to Seller Principals, the Seller, the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Disclosure Memorandum).

Section 5.05 Claims; Orders. There are no Claims pending or involving or, to Buyer’s knowledge, threatened against Buyer with respect to Buyer’s execution, delivery and performance of this Agreement or any Ancillary Document to which Buyer is a party. To Buyer’s knowledge, Buyer is not subject to any outstanding Governmental Order of any court or other Governmental Authority which would reasonably be expected to adversely affect Buyer’s performance under this Agreement or any Ancillary Document or Buyer’s ability to consummate the transactions contemplated hereby or thereby.

Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer. There are no contracts to which Buyer is a party under which Buyer is or may become obligated to pay any brokerage, finder’s or similar fees and expenses directly or indirectly in connection with the transactions contemplated hereby.

ARTICLE VI COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller Principals and Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company and to preserve the rights, goodwill and relationships of its employees, customers, licensors, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Parties shall:

    cause the Company to use commercially reasonable efforts to preserve and maintain all of its Permits;

    cause the Company to pay its Indebtedness, Taxes and other obligations when due;

    cause the Company to maintain the properties and assets owned, operated or used by it in substantially the same condition as they were on the date of this Agreement (subject to reasonable wear and tear) and to maintain its books and records in accordance with good business practices, on a basis consistent with prior practice;

    cause the Company to bill and collect accounts receivable and pay accounts payable in connection with its business, on a regular basis consistent with past practices;

    cause the Company to use commercially reasonable efforts to continue in full force and effect, and without modification, all Insurance Policies, except as required by applicable Law;

    cause the Company to use commercially reasonable efforts to preserve intact its current business organization, retain the services of its current officers, managers, employees and agents, and maintain the relations and goodwill with the suppliers, customers, landlords, employees, agents, licensors and others having business relationships with the Company;

    cause the Company to use commercially reasonable efforts to defend and protect its material properties and assets from infringement or usurpation;

    cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

    cause the Company to comply in all material respects with all applicable Laws;

    not take or agree or commit to take any action that would result in any of the representations or warranties contained in ARTICLE III or ARTICLE IV being untrue such that the condition set forth in Section 8.02(a) shall not be satisfied;

    confer with Buyer concerning the status of any material aspects of the business, operations and finances of the Company;

    not make any payment to any officer, director, shareholder or employee of the Company (or any Affiliate thereof) other than payment of regular compensation for services rendered, in the ordinary course of business consistent with past practices; and

    not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.07 to occur, or fail to take any action, as a result of which any of the changes, events or conditions described in Section 3.07 would be reasonably likely to occur.

Section 6.02 Reports; Access to Information. From the date hereof until the earlier to occur of the termination of this Agreement and the Closing, (a) the Seller Representative shall deliver to Buyer monthly financial reports, including profit and loss statements, balance sheet and statements of cash flow, which shall be provided with respect to each month prior to Closing, within fifteen (15) days following the conclusion of such month; and (b) Seller Principals and Seller shall, and shall cause the Company to, (i) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Seller Principals, the Seller and the Company to cooperate with Buyer in its investigation of the Company. Any inspection or investigation pursuant to this Section 6.02 shall be conducted upon reasonable prior notice and in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller Parties in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Seller Party will be required to provide any information or access that such Seller Party reasonably believes would (A) violate applicable Law, including data protection and privacy Laws, competition Laws, rules or regulations or (B) cause forfeiture of any attorney-client or other legal privilege. Each party hereto shall comply with, and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement with respect to the terms and conditions of this Agreement and the information disclosed pursuant to this Section 6.02, and the Confidentiality Agreement will remain in full force and effect until the Closing Date and survive any termination of this Agreement. Each Seller Party agrees to be individually bound by the terms of the Confidentiality Agreement to the same extent as the Company.

Section 6.03 No Solicitation of Other Bids. Seller Parties shall not, and shall not authorize or permit any of their Affiliates or Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller Parties shall immediately cease and cause to be terminated, and shall cause their Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Seller or the Company; (B) the issuance or acquisition of membership interests in the Seller or the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Seller’s or the Company’s properties or assets.

Section 6.04 Notice of Certain Events.

  From the date hereof until the Closing, Seller Representative shall promptly notify Buyer in writing of:

    any fact, circumstance, event or action the existence, occurrence or taking of which

    (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller Party hereunder not being accurate and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

    any Claims commenced or, to the Knowledge of the Seller Parties, threatened against, relating to or involving or otherwise affecting any Seller Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relates to the consummation of the transactions contemplated by this Agreement.

  Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver of any of Buyer’s rights under this Agreement (including Section 9.02 and Section 10.01(b)), or otherwise affect any representation, warranty or agreement given or made by Seller Parties in this Agreement, and shall not be deemed to amend or supplement the Disclosure Memorandum.

Section 6.05 Confidentiality. Each Restricted Party acknowledges that the Company has a legitimate and continuing proprietary interests in the protection of its Confidential Information. From and after the Closing, each Restricted Party agrees not to, and will not permit any of its Affiliates to, disclose, furnish or make accessible to anyone or use for any purpose (other than as expressly contemplated hereby) any Confidential Information; provided however that each Restricted Party shall be permitted to disclose Confidential Information: (a) to its Representatives who reasonably need to know such information to assist such Restricted Party in preparing and filing Tax returns or to assist such Restricted Party in asserting its rights and remedies hereunder and in responding to any Indemnification Claims; or (b) as compelled by Law; provided that such Restricted Party shall, before such disclosure, notify Buyer of such requirement so that the Buyer may seek a protective order or other remedy, and such Restricted Party shall reasonably assist the Buyer therewith (at the Buyer’s expense) and, if such Restricted Party remains legally compelled to make such disclosure, it shall: (i) only disclose that portion of the Confidential Information that, in the opinion of its legal counsel, such Restricted Party is required to disclose; and (ii) use reasonable efforts to ensure that such Confidential Information is afforded confidential treatment. As used herein, the term “Confidential Information” shall mean any and all information about the Company or relating to the trade secrets of the Company, in each case whether or not disclosed to such Restricted Party or whether or not known by such Restricted Party as a consequence of or through such Restricted Party’s relationship with the Company, if in each case such information is not publicly available (other than through disclosure by a Restricted Party or its Affiliate or Representative). Each of the Restricted Parties respectively acknowledges and agrees that the term “Confidential Information” includes all information regarding the following: trade secrets, products, services, licenses, customer and lead lists (including names, addresses and telephone numbers), business plans, methods and procedures, financial data, compensation and human resources information, marketing strategies, new product and services developments, Software, technologies, Intellectual Property, price lists, and pricing strategies, contract forms, commission structures, business and financial models, electronic and other files and financial data regarding the Company. Buyer acknowledges that each Restricted Party may retain mental impressions of certain Confidential Information in its unaided memory and that the retention of such Confidential Information will not, in and of itself, serve as a basis for a Claim that such Restricted Party has violated this Section 6.05.

Section 6.06 Non-Competition; Non-Solicitation.

  Each Restricted Party agrees, that during the Restricted Period, such Restricted Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person, whether as principal, agent, shareholder, creditor, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative, insurance agent or broker or otherwise:

    own, control, manage, or participate in the ownership, control or management of, or render services or advice to, or have a financial interest in, or lend its name to, any business or Person (or any Affiliate of a Person that is) engaged in, or that is undertaking to become engaged in, in whole or in part any Restricted Business within the Territory; provided, however, that a Restricted Party shall not be prohibited by this Section 6.06(a)(i) from owning, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person;

    hire, solicit or retain (whether as an employee, consultant or otherwise) any employee or independent contractor of the Company or of Buyer or of Bragg or of their respective Affiliates (including, for the avoidance of doubt, individuals who become employees or independent contractors following the date hereof and/or following the Closing Date) or encourage any such individual to sever or otherwise alter its relationship with the Company or with Buyer or with Bragg or with any of their respective Affiliates or hire or retain any such individual who has left such employment or ceased to provide services to the Company, Buyer, Bragg and/or their respective Affiliates;

    solicit or entice, or attempt to solicit or entice, any Person that such Restricted Party knows or reasonably should know is a (actual or prospective) client, customer, employee, consultant, licensor, licensee, service provider, supplier, vendor or strategic partner of the Company or of Buyer or of Bragg or of their respective Affiliates for purposes of diverting their business or services from the Company, from Buyer, from Bragg and/or from their respective Affiliates or taking any action that has (or is reasonably likely to have) the effect of so diverting any such business or services; or

    interfere with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer or the Company or Bragg or any of their respective Affiliates and any of their respective clients, customers, employees, consultants, licensors, licensees, service providers, suppliers, vendors or other Persons with whom they have a business relationship or take any action which is reasonably likely to damage or destroy the goodwill and esteem of Buyer or Bragg or the Company or their respective Affiliates with any such Persons.

  Each Restricted Party acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to the Company, Buyer and Bragg, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a

  Restricted Party of any such obligations, each of the Company, Buyer and Bragg shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

  In the event that any Seller Principal (or any Affiliate thereof, including Seller) breaches any of the covenants contained in this Section 6.06, and does not fully and completely cure such breach to Buyer’s reasonable satisfaction within ten (10) days following written notice to such Seller Principal, at Buyer’s election, Buyer may cause the Seller to immediately forfeit any remaining Share Consideration payable to Seller hereunder that has not yet been paid to Seller as of such date, which Share Consideration may be retained by Buyer. In the event that KR (or any of his Affiliates) breaches any of the covenants contained in this Section 6.06, and does not fully and completely cure such breach to Buyer’s reasonable satisfaction within ten (10) days following written notice to KR, at Buyer’s election, Buyer may cause KR to immediately forfeit any remaining Share Consideration payable to KR hereunder that has not yet been paid to him as of such date, which Share Consideration may be retained by Buyer. In view of the difficulty of predicting with certainty the likely damages from a breach of a Restricted Party’s obligations under Section 6.06(a), the Restricted Parties agree that the amount set forth in this Section 6.06(c) is a reasonable provision for liquidated damages and not a penalty. Notwithstanding anything to the contrary contained herein, an award of liquidated damages hereunder shall be in addition to and not in limitation of any injunctive or equitable relief, or other rights or remedies to which Buyer or the Company is or may be entitled at law or in equity under this Agreement or any other agreement between or among the Restricted Parties and the Company, and an award of liquidated damages hereunder shall not preclude Buyer or the Company from obtaining injunctive or other equitable relief as appropriate for any breach of Section 6.06(a).

  Each Restricted Party acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

  Each of the Restricted Parties agrees that the applicable period of each covenant contained in this Section 6.06 shall be tolled during any period of time in which a Restricted Party is in breach or violation of the terms of this Section 6.06.

Section 6.07 Governmental Approvals and Third-Party Consents.

  Seller Parties shall use reasonable best efforts to give all notices to, and obtain all consents and approvals from, all Persons that are described in Schedule 3.04 to the Disclosure Memorandum. Buyer shall reasonably cooperate in such efforts by the Seller Parties, as requested by Seller Representative. Without limiting the generality of the Seller Parties’ undertakings pursuant to this Section 6.07, Seller Parties shall use all reasonable best efforts to: (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

  If any consent, approval, including any Gaming Approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller and Seller Principals shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

  All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Seller Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to Buyer hereunder in advance of any filing, submission or attendance, and Seller Parties shall incorporate any reasonable feedback provided by Buyer with respect to any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Seller Parties shall give notice to Buyer with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide Buyer with the opportunity to attend and participate in such meeting, discussion, appearance or contact, in its discretion.

  Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.

Section 6.08 Closing Conditions. From the date hereof until the Closing, Buyer and Seller Parties shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof; provided however that this shall not be construed as requiring a party to take any action that is the responsibility of any other party hereunder.

Section 6.09 Public Announcements. Prior to the Closing, no party nor any of such party’s Affiliates may issue any press release or other public announcement, or public statement or public comment relating to this Agreement or the transactions contemplated hereby, without the consent of Buyer (in the event a Seller Party (or its Affiliate) is the disclosing party) or Seller Representative (in the event Buyer (or its Affiliate) is the disclosing party), except to the extent required by applicable Law. At or after the Closing, the content of any press release or public announcement first announcing the consummation of the transactions contemplated hereby shall be subject to the prior review and reasonable approval of Seller Representative and Buyer. This Section 6.09 shall not restrict disclosures by Buyer, Bragg, any Seller Party or any of their respective Affiliates which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 6.10 Business Name. Each Restricted Party agrees that it will not, at any time following the Closing, directly or indirectly, form or participate in any business incorporating or otherwise utilizing “Wild Streak”, “Wild Streak Games” or any variation thereof as a trademark, service mark, trade name, corporate name or otherwise, except on behalf of Buyer within the scope of their employment with the Company or the Buyer, except with respect to the corporate name of the Seller. Not later than thirty days following the Closing, the Seller and Seller Principals shall take all steps necessary or appropriate to change Seller’s name to eliminate the use of the name “Wild Streak” or any derivations thereof, in its entity name and shall promptly provide to Buyer evidence of such change.

Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12 Release of Claims. Each Seller Indemnitor, on his or her behalf, and on behalf of any of his or her heirs or assigns and all Persons that might allege a Claim through such Seller Indemnitor or on such Seller’s behalf, hereby knowingly, fully, unconditionally and irrevocably (a) acknowledges and agrees that he, she or it has no rights or entitlements with respect to any Membership Interest Purchase Rights or any other equity interest in the Company (other than the ownership by the Seller of the Membership Interests prior to Closing), (b) acknowledges and agrees that he, she or it has no right, title or interest of any kind in or to any Wild Streak Intellectual Property, and (c) releases, effective as of the Closing Date, any and all Claims and causes of action that such Seller Indemnitor has or may have against the Company or any present or former director, partner, designated partner, officer, manager, employee or agent of the Company, whether asserted or unasserted, known or unknown, contingent or non-contingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence before the Closing relating to the Company, the Wild Streak Intellectual Property, the Membership Interests or any Membership Interest Purchase Rights, the KR Transaction Bonus Letter and any rights or interests therein. Notwithstanding the foregoing, nothing in this Section 6.12 will be deemed to constitute release by such Seller Indemnitor of any right (i) of such Seller Indemnitor under this Agreement or any Ancillary Document, (ii) that cannot be waived as a matter of applicable Law or applicable public policy, or (iii) solely with respect to KR, in respect of regular wages or benefits arising in the ordinary course of business from his status as an employee of the Company from services performed in the period following the most recently completed payroll period prior to the Closing. Notwithstanding anything to the contrary in this Agreement, each Seller Indemnitor, on his, her or its own behalf and on behalf of any such Seller Indemnitor’s heirs or assigns and all Persons that might allege a Claim through such Seller or on such Seller’s behalf, hereby knowingly, fully, unconditionally and irrevocably waives any Claim or right of recourse he, she, or it may have against the Company with respect to the Company’s representations and warranties (including any breach thereof) set forth in ARTICLE III and the covenants of the Company set forth in ARTICLE VI. Immediately following the Closing, the Seller Parties hereby agree that the Operating Agreement of the Company, dated May 28, 2021, shall be terminated and of no further force and effect and that no Seller Party shall have any further rights thereunder.

Section 6.13 Prior Company Inventions. Each Restricted Party agrees that, at all times, during the period of such Restricted Party’s employment or involvement with the Company, it was the intent and understanding of the parties that all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by such Restricted Party, solely or in collaboration with others (“Prior Company Inventions”) were and are the exclusive property of the Company. Each Restricted Party wishes to ratify such understanding, and agrees that all copyrightable elements of the Prior Company Inventions are “works made for hire” for which the Company is the author. To the extent any such Prior Company Inventions are found, as a matter of law, not to be a “work made for hire”, each Restricted Party hereunder irrevocably and unconditionally assigns to the Company (or another entity within the Buyer Group as Buyer may determine), all right, title and interest in and to such Prior Company Inventions, including all intellectual property rights hereto. Each Restricted Party further agrees to, and hereby, releases all actions, claims and demands of any kind that such Restricted Party may have, whether known or unknown, suspected or unsuspected against the Company related, directly or indirectly, to the Prior Company Inventions.

Section 6.14 Company Employees. The Seller Parties acknowledge that the Buyer may request that certain employees and consultants of the Company execute new employment agreements, independent contractor agreements, offer letters, and/or confidential information, non-solicitation and proprietary rights assignment agreements, in Buyer’s discretion. The Seller Principals agree to use reasonable efforts to cause the Company’s employees and contractors to execute such documents as may be reasonably requested by Buyer following Closing.

Section 6.15 Delivery of Statements.

  Prior to the Closing, Seller Representative shall prepare and deliver to Buyer the following (collectively, the “Closing Calculation Statements”):

    the Closing Indebtedness Statement;

    the Closing Transaction Expenses Statement; and

    wire instructions for the payment of the Cash Consideration to the Seller, the Company and KR (unless the payment to be made to KR pursuant to Section 6.17(a) will be made by check), it being acknowledged and agreed by each Seller Party that (A) Buyer is entitled to rely conclusively upon the wire instructions delivered by Seller Representative; and (B) upon wiring the Cash Consideration in accordance with such instructions, Buyer shall be deemed to have made payment to Seller and KR of an amount equal to the product of the Cash Consideration multiplied by such Person’s Pro Rata Share.

  Seller Representative shall notify Buyer in writing prior to the Closing of any changes to any information included in any of the Closing Calculation Statements and shall provide an updated applicable Closing Calculation Statement to account for such change.

  The Closing Calculation Statements shall each be delivered to the reasonable satisfaction of Buyer. Without limiting any of the requirements described in Section 6.02, the Seller Parties shall provide Buyer and its Representatives reasonable access to the records, properties, personnel and auditors of the Company relating to the preparation of the Closing Calculation Statements and shall cause the personnel of the Company to cooperate with Buyer in connection with its review of the Closing Calculation Statements.

Section 6.16 Supplement to Disclosure Memorandum. From time to time prior to the earlier of the termination of this Agreement and the Closing, the Seller Representative shall, on behalf of the Seller Parties, promptly supplement or amend the Disclosure Memorandum with respect to any matter first arising or occurring after the Effective Date (each, a “Schedule Supplement”). Any disclosure in any Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty or covenant contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02 have been satisfied; provided, however, that if the matters disclosed pursuant to any Schedule Supplement (individually or in the aggregate) permit Buyer to terminate this Agreement pursuant to Section 10.01(b)(i), and Buyer elects to effect the transactions contemplated hereby, then Buyer shall be deemed to have irrevocably waived its rights to indemnification under Section 9.02 with respect to any such matter (provided, however, that no such waiver shall result in Buyer waiving any right to indemnification that Buyer would have had in the absence of such Schedule Supplement).

Section 6.17 Payment of Consideration to KR.

  Payment of Cash Consideration to KR. On the Closing Date, the Buyer will pay the KR Cash Consideration to the Company in accordance with Section 2.07(a)(ii). Within two Business Days following the Closing, Buyer will cause the Company to pay the KR Cash Consideration to KR, subject to withholdings as described in this Section 6.17(a), by check delivered to KR or Seller Representative or by wire transfer of immediately available funds to the account designated in writing by KR or Seller Representative. The Company will satisfy the portion of federal, state and local income, employment or other tax withholding obligations, which are related to the KR Cash Consideration and which are required to be paid by KR, from KR’s Cash Consideration payment prior to the time the net payment is made to KR. By signing this agreement, KR hereby authorizes such withholding from his Cash Consideration amount, and otherwise agrees to make adequate provision for any sums required to satisfy the employee-paid portion of federal, state and local income, employment or other tax withholding obligations related to the Cash Consideration payable to him. The Company will pay the portion of applicable employment tax withholding obligation, which is required to be paid by the employer, with respect to the Cash Consideration payable to KR (and the Seller Indemnitors will not be required to indemnify the Buyer Indemnitees for such payment).

  Payment of Deferred Consideration to KR. The Deferred Consideration payable to KR in accordance with Section 2.04 will be subject to applicable federal, state and local income, employment or other tax withholding. With respect to the portion of this withholding obligation that is required to be paid by KR, this withholding obligation will be satisfied by (i) deducting from the shares of Buyer Shares issuable to KR on the applicable payment date in accordance with Section 2.04 a number of whole shares having a fair market value, as determined by Buyer or the Company as of the payment date, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates, and (ii) the balance of the withholding obligation will be payable in cash, which will be deducted from payroll or any other amounts payable to KR by Buyer or the Company. By signing this agreement, KR hereby authorizes withholding from his pay or other amounts due to him from Buyer or the Company the withholding amount due under clause (b)(ii), and otherwise agrees to make adequate provision for any sums required to satisfy the employee-paid portion of federal, state and local income, employment or other tax withholding obligations related to the Deferred Consideration payable to him. In lieu of the actions contemplated by clause (b)(i), Buyer or the Company may require KR to direct a broker, upon receipt of the Buyer Shares, to sell a portion of the shares, the number of which has been determined by the Company in its discretion to be sufficient to cover the applicable tax withholding obligations, and to remit an amount equal to such tax withholding obligations in cash. The Company will be responsible for paying the portion of applicable employment tax withholding obligation, which is required to be paid by the employer, with respect to the Deferred Consideration payable to KR (and the Seller Indemnitors will not be required to indemnify the Buyer Indemnitees for such payment).

  Acknowledgment and Agreement. KR hereby acknowledges and agrees that the amounts payable to KR pursuant to Sections 2.03 and 2.04 of this Agreement will be paid by the Buyer (subject to the terms and conditions described herein) on the Company’s behalf in satisfaction of all amounts owed or to be owed under or in connection with the KR Transaction Bonus Letter. KR further agrees that, upon the Closing, this Agreement will be deemed to supersede and terminate the KR Transaction Bonus Letter. KR agrees that neither the Buyer nor the Company have any obligation to gross up, indemnify or otherwise reimburse KR for any withholdings, deductions, setoffs or adjustments taken pursuant to the terms of this Agreement. The parties intend that any proper Tax deduction attributable to amounts payable to KR pursuant to Sections 2.03 or 2.04 (excluding any deduction that may be available with respect to employment tax withholding obligations which are required to be paid by the employer) shall be allocated to Seller, to the extent permitted under applicable Law, and the parties shall use commercially reasonable efforts to effectuate such treatment. In the event that Buyer and Seller Representative mutually agree, each acting in good faith, that (i) the Tax deductions attributable to amounts payable to KR pursuant to Sections or 2.04 cannot be allocated to Seller under applicable Law but may be claimed by Buyer or the Company, and (ii) that Buyer or the Company claiming the Tax deductions attributable to amounts payable to KR pursuant to Sections 2.03 or 2.04 will not reduce the total consideration paid for purpose of basis determination under Section 1060 of the Code below the Purchase Price, Buyer shall pay to Seller Representative, within ten (10) Business Days after the date of filing any applicable Tax Returns on which any income tax deduction relating to the Deferred Consideration payable to KR is claimed, an amount equal to the actual net cash benefit or credit in lieu thereof derived by Buyer or the Company (as applicable) from such Tax deduction.

    Section 6.18 Available Cash. At Closing, the Seller shall ensure that at least seventy-five thousand dollars ($75,000) of available cash remains in the Company’s bank account, in order to support the Company’s working capital needs following the Closing. The Seller Parties represent and warrant that the foregoing amount will be sufficient to support the Company’s anticipated cash needs in the sixty (60) day period following Closing (in light of anticipated accounts receivable and anticipated payment obligations). On or about the sixtieth day following the Closing, the Buyer shall cause the Company to pay seventy-five thousand dollars ($75,000) to the Seller Representative (who shall receive such funds on the Seller’s behalf).

    ARTICLE VII TAX MATTERS

    Section 7.01 Tax Covenants.

      All transfer, documentary, sales, use, stamp, registration and value added Taxes and fees incurred as a result of the purchase by Buyer, and sale by Seller, of the Membership Interests shall be borne and paid 50% by Seller and 50% by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller and Seller Principals shall cooperate with respect thereto as necessary).

      None of Buyer, its Affiliates, or, after the Closing, the Company or its Representatives, shall, without the prior written consent of Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), file or amend, or cause to be filed or amended, any Tax Return of the Company with respect to any period ending on or before the Closing Date in any manner that would be likely to result in increased Tax liability to Seller or Seller Principals.

      To the extent that the Company pays transaction bonuses to its employees or contractors prior to the Closing or pays any Transaction Expenses at or prior to the Closing, the parties intend that any proper Tax deductions attributable to such payments shall be allocated to Seller, to the extent permitted under applicable Law.

Section 7.02 Tax Indemnification. Seller Indemnitors shall jointly and severally indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII; (c) all Taxes of the Company or Seller or relating to the business of the Company for all Pre-Closing Tax Periods, excluding any Increased Tax Obligation (as calculated pursuant to Section 7.03); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or Seller (or any predecessor of the Company or Seller) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-

6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller Indemnitees shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller Indemnitors pursuant to this Section 7.02 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 7.03 Increased Tax Obligation.

  Increased Tax Obligation. Following the Closing, the Purchase Price shall be increased by an amount equal to the amount required to satisfy the net additional federal or state Tax liability to be realized by the Seller or Seller Principals (without duplication) for the Tax year ending on the Closing Date that results from the purchase of the Membership Interests being treated for federal and applicable state and local income tax purposes as an “asset purchase” transaction rather than a “stock purchase” transaction, which the parties acknowledge will occur by reason of the Reorganization (the “Increased Tax Obligation”).

  Determination. Within 90 days after the Closing Date, Buyer will prepare and deliver to the Seller Representative a statement setting forth its calculation of the Increased Tax Obligation (the “Increased Tax Obligation Statement”). The Seller Representative will have a period of 30 days after its receipt of the Increased Tax Obligation Statement (the “Review Period”) to review the same and to notify Buyer of any disputes regarding the same. As part of such review, the Seller Representative and its advisors will have reasonable access to the books and records on which the Increased Tax Obligation Statement is based. On or prior to the last day of the Review Period, Seller Representative may object to the Increased Tax Obligation Statement by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Increased Tax Obligation reflected in the Increased Tax Obligation Statement shall be deemed to have been accepted by Seller Representative. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Increased Tax Obligation as may be agreed upon in writing by Buyer and Seller Representative shall be final and binding.

  Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and Seller Representative shall appoint by mutual written agreement an impartial nationally recognized firm of independent certified public accountants (which has not represented any Seller Principal, Seller Representative, the Buyer or the Company in the preceding five year period) (the “Independent Accountant”) which, acting as an expert and not arbitrator, shall resolve any amounts remaining in dispute (the “Disputed Amounts”) and make any adjustments to the Increased Tax Obligation. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Increased Tax Obligation Statement and the Statement of Objections, respectively. The Independent Accountant shall make a determination within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Increased Tax Obligation shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountant shall be paid by Seller Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller Representative or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative and Buyer.

  Payments of Increased Tax Obligation. The Buyer shall pay to Seller the Increased Tax Obligation within 10 Business Days following the date that the Increased Tax Obligation has been finally determined pursuant to this Section. Any payment made pursuant to this section shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.04 Tax Claims. Buyer agrees to give written notice to Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Claim, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder, except and only to the extent that Seller Indemnitors forfeit rights or defenses by reason of such failure. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller Indemnitors.

Section 7.05 Cooperation and Exchange of Information. Seller Indemnitors and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller Indemnitors and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.06 Allocation of Purchase Price. Within one hundred twenty (120) days following the Closing, the Buyer shall prepare and deliver to the Seller Representative a schedule allocating the Purchase Price as determined for income Tax purposes (including any assumed liabilities) among the assets of the Company and the restrictive covenants contained herein (the “Allocation Schedule”). Seller Representative will have thirty (30) days to review the Allocation Schedule and provide comments to Buyer, which Buyer shall review in good faith. Within thirty (30) days of its receipt of any comments from Seller Representative, Buyer shall notify Seller Representative if it has determined to make any updates to the Allocation Schedule and, if so, shall provide an updated Allocation Schedule. Except to the extent otherwise required by applicable Law, the Buyer and the Seller Parties shall prepare all Tax Returns in a manner consistent with the Allocation Schedule (as may be adjusted pursuant to this Section) and shall not take any inconsistent position on any Tax Returns or during the course of any IRS or other Tax audit or proceeding. Notwithstanding anything to the contrary contained herein, with respect to the payment of any portion of the Purchase Price after the Closing Date, a portion of each such payment shall be treated as imputed interest (and not Purchase Price) for federal income Tax purposes if and to the extent required by the Code.

Section 7.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.08 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VII may be satisfied: (i) by a reduction in Buyer Shares issued as part of the Share Consideration (in the same manner as described in Section 9.06 below with respect to Indemnification Claims); or (ii) directly from Seller Indemnitors.

Section 7.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this ARTICLE VII shall survive for a period from the date hereof until 11:59 p.m. Pacific Time on the date that is sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof).

Section 7.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

  Representations and Warranties. The representations and warranties contained in ARTICLE III and ARTICLE IV shall be accurate and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be accurate and correct in all respects as of that specified date), except where the failure of such representations and warranties to be accurate and correct would not have a Material Adverse Effect.

  Performance of Obligations. Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

  No Injunctions. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

  No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

  Reserved.

  Closing Certificates. Seller Representative shall have delivered to Buyer the following statements and certificates, each in form and substance satisfactory to Buyer:

    The Closing Calculation Statements pursuant to Section 6.15(a);

    A certificate, dated the Closing Date and signed by the Seller Representative, certifying (A) as to the terms and effectiveness of the Company Organizational Documents; (B) that the manager of the Company and the Seller, being the sole member of the Company, have approved this Agreement and the consummation of the transactions contemplated hereby, (C) as to the terms and effectiveness of the Seller Organizational Documents; and (D) that the board of directors of the Seller and all of the stockholders of the Seller have approved this Agreement and the consummation of the transactions contemplated hereby;

    A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized, which shall be dated no more than ten (10) days prior to the Closing Date; and

    A good standing certificate (or its equivalent) for the Seller from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized, which shall be dated no more than ten (10) days prior to the Closing Date.

Section 8.03 Conditions to Obligations of Seller Parties. The obligations of Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller Representative’s waiver, at or prior to the Closing, of each of the following conditions:

  Representations and Warranties. The representations and warranties contained in ARTICLE V shall be accurate and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be accurate and correct in all respects as of that specified date), except where the failure of such representations and warranties to be accurate and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

  Performance of Obligations. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

  No Injunctions. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

  Closing Certificates. Buyer shall have delivered to the Seller Representatives the following statements and certificates, each in form and substance satisfactory to Seller Representative:

    A certificate, dated as of the Closing Date and signed by an officer of Buyer, certifying that the board of directors of Buyer authorized the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such authorization are in full force and effect.

ARTICLE IX INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty four (24) months from the Closing Date; provided, that (a) the representations and warranties in Sections 3.01, 3.02, 3.19, 3.20, 3.21, 4.01, 4.02, 4.05, 5.01 and 5.06 of this Agreement shall remain in full force and effect until 11:59 p.m. Pacific Time on the date that is sixty days following the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof); (b) the representations and warranties in Sections 3.10 and 3.18 shall remain in full force and effect until the date that is forty eight (48) months from the Closing Date; and (c) any Indemnification Claim based on fraud shall survive the Closing in perpetuity. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any Claims asserted with reasonable specificity in writing prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such Claims shall survive until finally resolved (including any related Losses suffered after the expiration of the applicable survival period).

  Section 9.02 Indemnification By Seller Indemnitors. Subject to the other terms and conditions of this ARTICLE IX, Seller, Seller Principals and KR (collectively, the “Seller Indemnitors”) shall jointly and severally indemnify and defend each of Buyer, Bragg and their respective Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

    any inaccuracy in or breach of any of the representations or warranties contained in ARTICLE III or ARTICLE IV or in any certificate or instrument delivered by or on behalf of any Seller Party pursuant to this Agreement (other than in respect of Section 3.19, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) or, in the case of a Third Party Claim, any allegation that, if true, would constitute such inaccuracy or breach;

    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII); provided any indemnification obligation pursuant to this ARTICLE IX for a failure by KR to perform or observe a non- competition or non-solicit restrictive covenant in this Agreement or any Ancillary Document shall be the joint and several obligation of KR and Seller (but not DF or RF) and any indemnification obligation pursuant to this ARTICLE IX for a failure by DF or RF to perform or observe a non-competition or non- solicit restrictive covenant in this Agreement or any Ancillary Document shall be the joint and several obligation of DF, RF and Seller (but not KR);

    any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price pursuant to Section 2.03;

    any fraud by any Seller Party; or

    any matter set forth in Exhibit C.

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify and defend each Seller Indemnitor and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

  any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) or, in the case of a Third Party Claim, any allegation that, if true, would constitute such inaccuracy or breach; or

  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VII).

Section 9.04 Limitations and Other Matters.

  The Seller Indemnitors shall not have any liability to any Buyer Indemnitee with respect to any Losses under Section 9.02(a) until the aggregate of all such Losses suffered or incurred by the Buyer Indemnitees against the Seller Indemnitors exceeds $150,000 (the “Basket”), in which case the Seller Indemnitors shall be liable for the entire amount of such Losses, subject to the limitations contained in this ARTICLE IX); provided, however, that the Basket shall not apply to the extent such Losses arise from any breach or inaccuracy of any Fundamental Representations.

  The maximum aggregate liability of the Seller Indemnitors with respect to any Losses under Section 9.02(a) shall be an amount equal to $15,000,000 (the “Cap”); provided, however, that the Cap shall not apply to the extent such Losses arise from any breach or inaccuracy of any Fundamental Representations. Subject to the foregoing sentence, the maximum aggregate liability of the Seller Indemnitors with respect to Losses under Section 9.02(a) (including for breaches of Fundamental Representations) shall be an amount equal to the aggregate Purchase Price actually paid hereunder.

  The limitations set forth in this Section 9.04 shall in no event apply to fraud or willful misconduct.

  For purposes of determining any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the

  Seller Parties in this Agreement or any certificate delivered by the Seller Parties pursuant to this Agreement and the amount of Losses associated therewith, each representation and warranty shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” or similar phrase contained in such representation or warranty that has the effect of making such representation and warranty less restrictive; provided that such phrases shall not be disregarded with respect to the term “Material Contract”.

  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE VIII of this Agreement.

  The amount of Losses related to any Indemnification Claim shall be paid in full, without any set off, counterclaim, restriction or condition, in each case, resulting from such Losses, and without any deduction or withholding (except as may be required by Law or as otherwise agreed). Notwithstanding the foregoing, the amount of any Losses that are subject to indemnification under this ARTICLE IX shall be calculated net of the amount of any insurance proceeds or indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses (net of any reasonable out-of-pocket costs, deductibles or retentions, premium increases or expenses actually incurred in obtaining such insurance). The Buyer Indemnitees shall use their commercially reasonable efforts to recover under insurance policies for any Losses.

Section 9.05 Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party.”

  An Indemnified Party shall give written notice (a “Claim Notice”) of any Indemnification Claim to the Indemnifying Party reasonably promptly, but in any event if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (excluding any Tax Claim, a “Third Party Claim”), within thirty (30) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure to so notify an Indemnifying Party within such time period shall not relieve the Indemnifying Party of any obligation or liability to the Indemnified Party, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or which is likely to be sustained by the Indemnified Party. A Claim Notice relating to an Indemnification Claim which does not result from a Third Party Claim (a “Direct Claim”) shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or which is reasonably likely to be sustained by the Indemnified Party. For the avoidance of doubt, any notice to a Seller Indemnitor or Seller Indemnitee may be provided to the Seller Representative and the Seller Representative may reply to all Claim Notices and other notices provided hereunder on behalf of all Seller Indemnitors and Seller Indemnitees.

  Unless the Indemnifying Party (or the Seller Representative on its behalf) contests the Indemnification Claim in writing delivered to the Indemnified Party within thirty (30) days after receipt of a Claim Notice (whether the Claim Notice relates to a Third Party Claim or a Direct Claim) and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnifying Parties shall, subject to the other terms of this ARTICLE IX, pay to the Indemnified Party the amount of Losses related to such Indemnification Claim or the uncontested portion thereof. Any disputed Indemnification Claims shall be resolved either (i) in a written agreement signed by the Buyer and the Seller Representative; or (ii) by the final, non-appealable decision of a court resolving such disputed Indemnification Claim. During such thirty-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Claim Notice and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation.

  In the event that the Indemnified Party is a Buyer Indemnitee, the Indemnified Party shall have the right to control the defense and handling, and settle or compromise, of any Third Party Claim at the reasonable expense of the Indemnifying Party, with counsel selected by the Indemnified Party but subject to the approval of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that the Seller Representative may participate in any such defense or handling and provide input, advice and guidance regarding same; and provided further that neither the existence nor the amount of any settlement or compromise entered into without the consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed) shall be finally determinative of (i) whether such settlement or compromise or any other Losses attributable to such Third Party Claim constitute indemnifiable Losses hereunder, nor (ii) the amount of any Losses that the Indemnified Party is entitled to recover from the Indemnifying Party with respect to such Third Party Claim; provided, further, however, that if the Seller Representative has consented to any such settlement or compromise, neither the Seller Representative nor any Indemnifying Party shall have the right to object to the Indemnification Claim with respect to such Third Party Claim to the extent of the amount of such settlement or compromise.

  Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE shall be governed exclusively by ARTICLE VII hereof.

  Section 9.06 Payments; Setoff.

    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX (such Loss, an “Indemnifiable Loss”), the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to the Applicable Rate.

    In the event that any Buyer Indemnitee has delivered to Seller Representative a Claim Notice, and such Indemnification Claim (whether or not agreed upon or finally adjudicated) has not been fully and finally paid and satisfied by Seller Indemnitors on any Issuance Date, then Buyer may (at its option):

      if the Loss has been agreed to by the Seller Representative or finally adjudicated to be payable pursuant to this ARTICLE IX, Buyer may (at its option) withhold and set off from the Buyer Shares otherwise due and payable on such date such number of Buyer Shares as are equal to the quotient of (A) the Indemnifiable Loss (plus interest calculated thereon in accordance with Section 9.06(a)) (for the avoidance of doubt, including any Loss payable to a Buyer Indemnitee other than Buyer) (or any portion thereof), divided by (B) the Stock Price; and

      if the Loss has not been agreed to by the Seller Representative or finally adjudicated to be payable pursuant to this ARTICLE IX, Buyer may (at its option) withhold such portion of the Buyer Shares as it reasonably anticipates is necessary to cover the unresolved Indemnification Claim until such Indemnification Claim, including the amount of any Losses payable thereunder, is finally resolved. Upon the final resolution of the Indemnification Claim, (A) Buyer shall be entitled to withhold and set off from such withheld Buyer Shares, such number of Buyer Shares as is equal to the quotient of the Indemnifiable Loss (if any) (plus interest calculated thereon in accordance with Section 9.06(a)) (for the avoidance of doubt, including any Loss payable to a Buyer Indemnitee other than Buyer) (or any portion thereof), divided by (2) the Stock Price; and (B) within ten (10) Business Days, Buyer shall deliver any remaining withheld Buyer Shares (if any) to Seller or KR (as applicable) plus interest on the amount of such Buyer Shares so released calculated at the Applicable Rate from the date on which such Buyer Shares would have been delivered to Seller or KR (as applicable) if not withheld pursuant to this ARTICLE IX until such time as such Buyer Shares are delivered (which interest may be paid in cash or in additional Buyer Shares, in Buyer’s discretion).

  If a Buyer Indemnitee elects to withhold and set off any Buyer Shares with respect to any Indemnifiable Loss, the Seller Indemnitor to whom such Buyer Shares were otherwise deliverable shall have the right to instead pay such Indemnifiable Loss in cash. In order to exercise such right, the Seller Representative must provide written notice to the Buyer within ten (10) Business Days following the Buyer Indemnitee’s notice of set-off, which notice must include payment in full of the Indemnifiable Loss. Upon timely receipt of written notice in accordance with this Section, the Buyer shall deliver to the applicable Seller Indemnitor the Buyer Shares that were previously withheld with respect to the Indemnifiable Loss that was paid in cash.

  Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments (including for the avoidance of doubt any reduction in Buyer Shares) made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

  ARTICLE X TERMINATION

  Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

    by the mutual written consent of Seller Representative and Buyer;

    by Buyer by written notice to Seller Representative if:

      Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Seller Parties within thirty (30) days of Seller Representative’s receipt of written notice of such breach from Buyer; or

      The Closing shall not have occurred on or before June 30, 2021, except that Buyer may not so terminate this Agreement if the absence of such occurrence is due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it at or prior to the Closing;

    by Seller Representative by written notice to Buyer if:

      No Seller Party is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller Representative; or

      The Closing shall not have occurred on or before June 30, 2021, except that Seller Representative may not so terminate this Agreement if the absence of such occurrence is due to the failure of the Seller Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it at or prior to the Closing; or

    by Buyer or Seller Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. If this Agreement is terminated by either Buyer or the Seller Representative pursuant to the provisions of this ARTICLE X, this Agreement shall forthwith become void, and there shall be no further obligation under this Agreement on the part of any of Buyer or the Seller Parties, except for this Section 10.02 (Effect of Termination), ARTICLE I (Definitions), Section 6.09 (Public Announcements), and ARTICLE XI (Miscellaneous), each of which provisions shall survive such termination and remain valid and binding obligations of the parties; provided, however, that nothing in this Section 10.02 will relieve any party from liability it may have hereunder for fraud or for any inaccuracy of any representation or warranty contained herein or for any breach of any covenant of this Agreement occurring prior to such termination.

ARTICLE XI MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller Parties: Doug Fallon

5575 S Durango Drive, Suite 101

Las Vegas, NV 89113

Email: **********

with a copy (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200

Denver, CO 80202 Attention: Avi Loewenstein

Email: **********

If to Buyer: 130 King Street W, Suite 1955 Toronto, Ontario

M5X1C9, Canada

Attention: Yaniv Spielberg, Chief Strategy Officer Email: **********

with a copy (which shall not constitute

notice) to: Saiber LLC

18 Columbia Turnpike, Suite 200 Florham Park, NJ 07932 Attention: Ami Foger

Email: **********

Section 11.03 Disclosure Memorandum. The Disclosure Memorandum is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The parties acknowledge and agree that any fact or circumstance or combination of facts and/or circumstances disclosed in the Disclosure Memorandum hereto shall be deemed to be disclosed only for purposes of the specific section or subsection of the Disclosure Memorandum where such disclosure is made except to the extent that it is reasonably apparent on its face that such disclosure is applicable to other sections or subsections of the Disclosure Memorandum. The Disclosure Memorandum (including any supplement thereto) is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of the Seller Parties, except as and to the extent expressly provided in this Agreement. Inclusion of information in the Disclosure Memorandum (including any supplement thereto) shall not be construed as an admission of liability with respect to a third party or that such information is material to the Seller Parties, the Company or their respective assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Memorandum (including any supplement thereto) shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in this Agreement. Capitalized terms used but not defined in the Disclosure Memorandum (including any supplement thereto) shall have the same meanings given them in this Agreement.

Section 11.04 Headings; Construction. The headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. References to the “Company” herein shall include all predecessor entities. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Exhibits, Sections or Schedules, such reference shall be to an Annex, Article, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. Pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. An item shall be considered “made available” to a party hereto, to the extent such phrase appears in this Agreement, only if such item has been posted by the Seller Parties or their Representatives in the electronic documentation site hosted by Office 365 Sharepoint on behalf of the Seller Parties at least two (2) Business Days prior to the date hereof. Any reference to the word “day” means calendar day unless Business Day is expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Any terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein.

Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement (including the Disclosure Memorandum and all other Exhibits and schedules) and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including the Term Sheet). In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Disclosure Memorandum and all other Exhibits and schedules (other than an exception expressly set forth as such in the Disclosure Memorandum), the statements in the body of this Agreement will control.

Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller Parties, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08 No Third-party Beneficiaries. Except as provided in Section 7.02 and ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by Seller Representative and Buyer. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11 Specific Performance. The parties acknowledge and agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each party agrees that the other parties shall be entitled to seek an injunction to prevent any breach of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at Law or in equity, in each case without proof of actual damages or the need to post a bond in connection therewith.

Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13 Exclusivity of Agreement. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of any ordinary buyer and an ordinary seller in an arm’s length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available under this Agreement and such remedies as are otherwise available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and, except in the case of fraud or intentional misconduct, the parties hereby waive and release any and all tort claims and causes of action that may be based upon any breach of the terms of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 11.14 Conflicts; Waiver; Transaction Communications. Each of the parties acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that the Seller Principals, the Seller and the Company are the clients of Brownstein Hyatt Farber Schreck, LLP (“Brownstein”). After the Closing, it is possible that Brownstein will represent the Seller Representative, the Company, the Seller Principals (either individually or through the Seller Representative) and their respective Affiliates (individually and collectively, the “Represented Group”) in connection with any Claim. Buyer hereby agrees (on its own behalf and on behalf of its representatives and Affiliates (including those acquired or formed after the date of this Agreement) (individually and collectively, the “Buyer Group”)), that Brownstein (or any successor) may represent the Restricted Parties in the future in connection with any Claim. Brownstein (or any successor) may serve as counsel to the Restricted Parties or representative or Affiliate of the Represented Group, in connection with any Claim and Buyer hereby consents thereto and waives (on its own behalf and on behalf of any other member of the Buyer Group) any conflict of interest arising therefrom (including any direct conflict) which may arise from Brownstein’s prior representation of the Company. Buyer acknowledges (on its own behalf and on behalf of the other members of the Buyer Group) that such consent and waiver is voluntary, has been carefully considered and made after consultation with counsel. Any expectation of attorney-client privilege or client confidence in any communications between any member of the Represented Group and Brownstein prior to Closing Date that relates to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Transaction Communications”) shall belong solely to the Seller and Seller Principals (as applicable) and shall not pass to or be claimed by Buyer or the Company. Accordingly, following the Closing, neither the Company nor the Buyer Group shall have any right to demand access to any Transaction Communications or to the files of Brownstein relating to such engagement and Brownstein shall have no duty to reveal or disclose any Transaction Communications to the Company or the Buyer Group by reason of any attorney-client relationship between Brownstein and the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Brownstein to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Agreement as of the date first written above.

BUYER:

BRAGG USA, INC.,

a Delaware corporation

                                                                                                   /s/ Richard Carter

By: Name: Richard Carter

Title: President

In consideration of, and as an inducement to Seller Parties entering into this Agreement, Bragg Gaming Group, Inc. ("Guarantor") hereby absolutely, unconditionally and irrevocably guarantees to Seller Parties the due and punctual payment and the full and complete performance of all obligations of Buyer pursuant to this Agreement. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.

BRAGG GAMING GROUP, INC.,

a corporation incorporated under the laws of Canada

                                                                                                /s/ Richard Carter

By: Name: Richard Carter

Title: Chief Executive Officer

[SIGNATURE PAGES CONTINUE]

[Signature Page to Membership Interest Purchase Agreement]

[Signature Page to Membership Interest Purchase Agreement]

COMPANY:

WILD STREAK LLC,

a Nevada limited liability company

By:  /s/ Douglas Fallon

Name: Douglas Fallon Title: President

SELLER:

WILD STREAK HOLDCO, INC.,

a Delaware corporation

By:  /s/ Douglas Fallon

Name: Douglas Fallon Title: President

DF:  /s/ Douglas Fallon

Douglas Fallon

RF:  /s/ Roxanne Fallon

Roxane Fallon

KR:  /s/ Keith Rucker

[Signature Page to Membership Interest Purchase Agreement]